EXECUTION VERSION

PURCHASE AGREEMENT

by and among

ESSEX CRANE RENTAL CORP.,

ESSEX HOLDINGS LLC,

KCP SERVICES LLC (as Seller Representative),

THE MEMBERS OF ESSEX HOLDINGS LLC

and

HYDE PARK ACQUISITION CORP.

Dated as of March 6, 2008

SCHEDULES:

Schedule 1-A	Interests/Retained Interest Value
Schedule 1-B	Change of Control Payments
Schedule 1-C	Exceptions to GAAP
Schedule 1-D	Permitted Liens
Schedule 4.8	Equipment Sales
Schedule 6.6	Financing
Schedule 7.1	Interim Operations of the Company
Schedule 8.2	Consents
Schedule 8.4	Director Resignations

i

EXHIBITS:

Exhibit A	Working Capital Calculations
Exhibit B	Lock Up Agreement
Exhibit C	Escrow Agreement
Exhibit D	Compliance Agreement
Exhibit E	Employment Agreement(s)
Exhibit F	New LLC Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Release
Exhibit I	New Credit Agreement

ii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 6, 2008, by and among, Essex Crane Rental Corp., a Delaware corporation (the “Company”), Essex Holdings LLC, a Delaware limited liability company (“Holdings”), the members of Holdings (as hereinafter defined) listed on the signature page to this Agreement (the “Members”), KCP Services, LLC, as Seller Representative (the “Seller Representative”) and Hyde Park Acquisition Corp., a Delaware corporation (the “Purchaser”).

RECITALS

A.      Holdings owns all of the issued and outstanding shares of capital stock of the Company.

B.      The Members own all of the issued and outstanding membership interests of Holdings in the ownership percentages listed opposite such Member’s name as further set forth on Schedule 1-A (the “Interests”).

C.      The Members desire to sell to the Purchaser, and the Purchaser desires to purchase from the Members, the Purchased Interests (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Accounting Fees” has the meaning set forth in Section 7.8(f).

“Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company; (ii) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes; and (iii) any Action, remedy or other right related to any of the foregoing

“Action” or “Actions” means any lawsuit, proceeding, order, condemnation, administrative enforcement proceeding, audit, hearing or arbitration proceeding, at law or in equity, or by or before any Governmental Authority.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Auditor” has the meaning set forth in Section 2.3(b).

“Audited Financial Statements” has the meaning set forth in Section 4.1(a).

“Balance Sheet Date” has the meaning set forth in Section 4.1(a).

“Blue Sky Laws” means the securities laws of the states and territories of the United States of America.

“Bonus Amounts” means any and all cash bonuses to employees of the Company accrued through the Closing Date (including any cash bonuses payable to the Company’s employees in connection with the transactions contemplated by this Agreement, but excluding Change of Control Payments).

“Business Combination” shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition or acquisition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition or acquisition of all or substantially all of its assets and properties of such Person.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the State of New York are authorized or obligated by Law or executive order to close.

“Ceiling Amount” has the meaning set forth in Section 9.5(a).

“Change of Control Payments” means those liabilities set forth on Schedule 1-B, which are to be paid by the Purchaser at the Closing pursuant to Section 2.2(c)(i) hereof.

“Claim” has the meaning set forth in Section 11.7(a).

“Claims Notice” has the meaning set forth in Section 11.8(a).

“Claim Response” has the meaning set forth in Section 11.8(a).

“Closing” has the meaning set forth in Article III.

“Closing Balance Sheet” means an unaudited balance sheet of the Company as of the Closing Date prepared by the Company pursuant to Section 2.3 hereof, prepared in accordance with the methodology set forth in Exhibit A attached hereto.

“Closing Date” has the meaning set forth in Article III.

“Closing Form 8-K” has the meaning set forth in Section 7.10.

“COBRA” has the meaning set forth in Section 4.7(g).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commission” has the meaning set forth in Section 7.8(a).

“Company” has the meaning set forth in the preamble.

“Company Business” has the meaning set forth in Section 7.14(a).

“Company Intellectual Property” means any Intellectual Property owned by the Company, whether solely or jointly with any other Person.

“Compliance Agreement” means that certain Compliance Agreement, in the form attached hereto as Exhibit D, and executed by the Parties simultaneously with the execution of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated August 29, 2007 between Houlihan Lokey Howard & Zukin Capital, Inc. and Purchaser.

“Contracts” means all contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto), whether written or oral, to which the Company is a party that are in effect on the date of this Agreement.

“Controlled Group” means the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Employee Plans” has the meaning set forth in Section 4.7.

“Employment Agreements” has the meaning set forth in Section 7.15.

“Environment” shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” shall mean any condition with respect to the Environment on or off any Facility caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which reasonably could be expected to or does result in any obligation or liability of the Company arising under any Environmental Laws.

“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, but not limited to all such principles under which claims may be alleged for any type of injury or damage relating to contamination from a Hazardous Substance, without limitation, all Laws pertaining to reporting, licensing, permitting, investigation, disclosure, inventorying, remediation or removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, the Resource Conservation and Recovery Act of 1976, the Emergency Planning and Community Right to Know Act of 1986, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Clean Air Act of 1990 and the Occupational Safety and Health Act., the Safe Drinking Water Act, the Clean Air Act of 1990 and the Occupational Safety and Health Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means Key Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.2(e).

“Escrow Amount” means $7,000,000 plus the Escrowed Interests.

“Escrowed Interests” means the Retained Interests held by Kirtland or the shares of Purchaser Stock issued to Kirtland in exchange therefor.

“Escrow Fund” has the meaning set forth in Section 2.2(d).

“Estimated Closing Balance Sheet” means an estimated unaudited balance sheet of the Company as of the Closing Date prepared by the Company in the same manner as the Closing Balance Sheet of the Company.

“Estimated Working Capital” means an amount equal to an estimation of the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet of the Company.

“Excess Consideration” has the meaning set forth in Section 2.3(c).

“Excess Payment” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” shall mean any facility that is now or has heretofore been owned, leased or operated by the Company.

“Fundamental Representations means the representations and warranties in Section 4.2 (Taxes), Section 4.15 (No Brokers), Section 4.17(b) (Organization and Standing; Capital Structure), Sections 5.1 (Organization and Standing; Authorization); Section 5.2 (Capitalization and Title) and Section 5.4 (No Brokers).

“Funded Indebtedness” means the total amount of the Company’s and Holdings’ Indebtedness outstanding as of the Closing Date, including, without limitation, Indebtedness arising in connection with the Recapitalization and Indebtedness arising under those Contracts and instruments identified on the Seller Disclosure Schedule pursuant to Section 4.8(a)(vi), but excluding the Wachovia Swap Agreements to the extent such agreements are not terminated pursuant to Section 2.3(e).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean any (i) federal, state, local, provincial, territorial, municipal, foreign, or other government, (ii) governmental or quasi-governmental authority of any nature or (iii) other body (including privately constituted arbitral tribunals) exercising any statutory, administrative, judicial, arbitrative, legislative, police, regulatory, or taxing authority or power.

“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:

(i)      the presence of which requires notification, investigation, or remediation under any Environmental Law;

(ii)      which is defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Laws;

(iii)      which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law;

(iv)      which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(v)      which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation.

“Holdings” has the meaning set forth in the preamble.

“HSR Approval” means all waiting period requirements shall have expired or been terminated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” has the meaning set forth in Section 7.4.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations of such Person secured by a Lien (other than a Permitted Lien), (iv) all guarantees of such Person in connection with any of the foregoing, and (v) all accrued interest, prepayment premiums or penalties related to any of the foregoing, but excluding all obligations arising under the New Credit Agreement.

“Indemnifying Party” means any Person required to provide indemnification under this Agreement.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Insurance Policies” has the meaning set forth in Section 4.11.

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and their associated goodwill; inventions, discoveries, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable; copyrights, writings and other copyrightable works and works in progress, databases, website content and software; all other intellectual property rights and foreign equivalents or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; all registrations and applications for registration of any of the foregoing; and any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“Interests” has the meaning set forth in the recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.1(a).

“Inventory” means the consumable inventory of the Company, whenever located, including, without limitation, all spare parts and all other materials and supplies to be used in or consumed by the Company in the Ordinary Course of Business.

“IRS” means the United States Internal Revenue Service.

“Kirtland” means Kirtland Capital Partners III LP and Kirtland Capital Company III LLC.

“Knowledge” means (a) in the case of the Members or Holdings, the actual knowledge of each Member, (b) in the case of the Company, the actual knowledge of Ronald L. Schad, William J. O’Rourke, Martin A. Kroll and William L. Erwin and the knowledge that would be expected to have been obtained by each of them upon due inquiry and reasonable investigation and (c) in the case of the Purchaser, the actual knowledge of Laurence S. Levy and Edward Levy.

“Law” means any law, statute, code, ordinance, regulation, order or rule of any Governmental Authority.

“Leased Property” means the real property leased, subleased or otherwise occupied by the Company, other than any Temporary Storage Property, and all buildings and other structures, facilities or improvements currently located thereon.

“Leases” means all agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) to which the Company is leasing and/or occupying the Leased Property.

“Liens” means any pledge, hypothecation, lien, preference, priority, security interest, mortgage, lien (statutory or otherwise), option, pledge, security agreement, easement, covenant, restriction or other similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing) including liens or other rights with respect to cash collateral or other security deposit arrangements.

“Losses” means any and all losses, liabilities, claims, damages, penalties, interest, fines, judgments, awards, settlements, taxes, costs, fees (including, but not limited to, reasonable investigation fees but excluding (other than with respect to Losses arising from third party claims) consequential, punitive, indirect, exemplary damages or any damages measured by lost profits or a multiple of earnings), expenses (including, but not limited to, attorneys’ fees) and disbursements, in each case, calculated net of any applicable reserves on the Closing Balance Sheet.

“Management Members” means Ronald L. Schad, Martin A. Kroll, William L. Erwin, and William J. O’Rourke.

“Material Adverse Effect” means, with respect to the Company and Holdings, taken as a whole, on the one hand, or the Purchaser, on the other hand, as applicable, any change, occurrence or development that has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, if any, taken as a whole, but excluding any effect (a) resulting from general economic conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (b) affecting companies in the industry in which it conducts its business generally, or (c) resulting from the announcement of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.8(a).

“Members” has the meaning set forth in the preamble.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.1(a).

“Multiemployer Plan” has the meaning set forth in Section 4.7(a).

“New Credit Agreement” means the Second Amended and Restated Loan and Security Agreement attached as Exhibit I.

“New LLC Agreement” means the limited liability company agreement of Holdings attached as Exhibit F.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ issued by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice including with regard to nature, frequency and magnitude.

“OTC BB” has the meaning set forth in Section 7.8(e).

“Owned Real Property” has the meaning set forth in Section 4.4(a).

“Parties” means the parties to this Agreement.

“Permits” means any license, permit, authorization, certificate of authority, certificate of occupancy, bond, approval, accreditation, franchise, registration, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (b) mechanics,’ workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not delinquent, (c) with respect to the Leased Property and Owned Real Property only (provided that there is no material impairment on the value and/or operations of the Company): (i) any conditions that are shown by a current, accurate survey, (ii) easements, encroachments, certain restrictions, rights of way and any other title matters of record which do not materially impair the value, occupancy or use of the Leased or Owned Real Property for the purposes for which it is currently used in connection with the business being conducted thereon, and (iii) zoning, building use and other similar restrictions which are not violated by or which create a material non-conformity of the current use and operation of the Leased or Owned Real Property, and (d) Liens identified on Schedule 1-D.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Pre-Closing Periods” means all taxable periods of the Company ending on or before the Closing Date.

“Pre-Closing Straddle Period” means the portion of any Straddle Period that begins before the Closing Date and ends on the Closing Date.

“Pre-Closing Taxes” means all Taxes of Holdings or the Company for all Pre-Closing Periods and attributable to all Pre-Closing Straddle Periods. The portion of any Tax attributable to the Pre-Closing Straddle Period shall (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be deemed to be (i) if the amount of such Tax for the Straddle Period is measured by net worth or such other basis, the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period or (ii) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the Straddle Period ended on the Closing Date.

“Proxy Statement” has the meaning set forth in Section 7.8(a).

“Purchased Interests” means all Interests other than the Retained Interests.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Claims” has the meaning set forth in Section 11.3(d).

“Purchaser Stock” means shares of the common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Indemnitees” has the meaning set forth in Section 11.3(a).

“Purchaser Stockholder Approval” has the meaning set forth in Section 7.8(a).

“Recapitalization” has the meaning set forth in Section 7.1(a).

“Registration Rights Agreement” means the Registration Rights Agreement attached as Exhibit G.

“Rental EBITDA” for any fiscal year means the excess of (i) gross revenue, excluding revenue from sales of Rental Equipment, for such fiscal year, over (ii) the sum of (x) total operating expenses for such fiscal year and (y) total selling, general & administrative expenses for such fiscal year, calculated without giving effect to any non-cash obsolescence reserve charges established for the spare parts inventory which previously have not been recorded on the Audited Financial Statements.

“Rental Equipment” means cranes and serialized attachments and other components owned by the Company and rented to customers by the Company in the Ordinary Course of Business.

“Reported Rental EBITDA” means: (i) $13,967,000 for fiscal year 2005, (ii) $25,883,000 for fiscal year 2006, and (iii) $32,261,000 for fiscal year 2007.

“Response Period” has the meaning set forth in Section 11.8(a).

“Responsible Party” has the meaning set forth in Section 11.8(d).

“Retained Interest” means that number of Interests retained by the Members and classified as Class A Units in the New LLC Agreement in the amounts set forth on Schedule I-A thereto.

“Retained Interest Value” means the value of a Member’s Retained Interest as set forth on Schedule 1-A opposite such Members name.

“Schedules” means the Schedules attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedules” means those certain disclosure schedules separately delivered to Purchaser by Sellers on the date hereof.

“Seller Indemnitees” has the meaning set forth in Section 11.2.

“Seller Representative” has the meaning set forth in the preamble.

“Settlement Date” has the meaning set forth in Section 2.3(d).

“Shortfall Consideration” has the meaning set forth in Section 2.3(c).

“Shortfall Reduction” has the meaning set forth in Section 2.3(a).

“Signing form 8-K” has the meaning set forth in Section 7.10.

“Special Meeting” has the meaning set forth in Section 7.8(a).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Survival Period” has the meaning set forth in Section 11.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Matter” has the meaning set forth in Section 12.5.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Temporary Storage Property” means real property used by the Company pursuant to an oral license or oral lease, for which the maximum monthly fee paid by the Company for use of such real property does not exceed $500.00 per month per crane, and for which the Company can terminate the lease at anytime without liability other than (i) rent due for the month immediately prior to such termination date or the month immediately following such termination date, or (ii) liability under law for any damage done by the Company to such property.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Threshold Amount” has the meaning set forth in Section 11.5(a).

“Total Purchase Price” has the meaning set forth in Section 2.2(a).

“Transaction Expenses” means all costs, fees and expenses (including legal, accounting, consulting, advisory and brokerage fees and expenses) incurred by the Company or Holdings in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby and thereby, including without limitation the fees and expenses of professionals retained by Company or Holdings, in each case, to the extent incurred and unpaid prior to the Closing Date , in each case in the amount set forth in a pay off instruction letter delivered pursuant to Section 2.2(c).

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Wachovia Swap Agreements” means that certain ISDA Master Agreement, by and between Wachovia Bank, N.A. and the Company, dated as of July 6, 2005, and the related Rate Cap and Rate Floor Transaction Confirmation, dated as of March 2, 2007, as amended on September 19, 2007

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” means the amount of the excess of (i) the total of the Company’s current assets as of the Closing Date over (ii) the total of the Company’s current liabilities as of the Closing Date, in each case calculated (x) in accordance with GAAP (except for the modifications set forth on Schedule 1 hereto) and (y) with respect to those current assets and current liabilities specified on Exhibit A attached hereto, as provided in Exhibit A.

“Working Capital Determination Date” has the meaning set forth in Section 2.3(b).

“Working Capital Target” has the meaning set forth in Section 2.3(a).

ARTICLE II

SALE AND PURCHASE

Section 2.1      Sale and Purchase of the Interests. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing: (a) each Member shall sell, convey, assign and transfer to the Purchaser the Purchased Interests, free and clear of all Liens, (b) the Purchaser shall purchase and acquire such Purchased Interests and shall pay and deliver the Total Purchase Price for such Purchased Interests and (c) the Parties shall take the other actions required of them as described in this Agreement.

Section 2.2      Purchase Price.

(a)      The purchase price for the Purchased Interests shall be the aggregate sum of $210,000,000 minus the aggregate Retained Interest Value (the “Total Purchase Price”). The Total Purchase Price shall be paid in accordance with Section 2.2(c) and shall be subject to adjustment as set forth in Sections 2.2(b) and 2.3.

(b)      Within a reasonable time prior to the Closing, Holdings shall prepare and deliver to the Purchaser a statement, in form and substance reasonably satisfactory to the Purchaser, that sets forth Rental Equipment sales and Rental Equipment purchases that have been or will be made by the Company after January 1, 2008 through the Closing Date. The Company shall effect all such sales and purchases on terms that require full settlement in cash prior to the Closing Date. In the event that the dollar volume of Rental Equipment sales exceeds the dollar volume of Rental Equipment purchases made by the Company during such time period (“Excess Crane Sales”), then the Total Purchase Price payable to the Seller Representative, for the benefit of the Members, on the Closing Date will be decreased by the amount of such Excess Crane Sales. In the event that the dollar volume of Rental Equipment purchases exceeds the dollar volume of Rental Equipment sales made by the Company during such time period (“Excess Crane Purchases”), then the Total Purchase Price payable to the Seller Representative, for the benefit of the Members, on the Closing Date will be increased by the amount of such Excess Crane Purchases.

(c)      At the Closing, the Purchaser shall pay the Total Purchase Price, as adjusted pursuant to Section 2.2(b), plus (x) an amount equal to the Accounting Fees actually paid by the Company on or prior to the Closing, and (y) the amount due under the second proviso contained in Section 13.2, minus (i) the Transaction Expenses, (ii) the Funded Indebtedness, (iii) the Change of Control Payments, (iv) the cash portion of the Escrow Amount, (v) 50% of all filing fees actually paid by Purchaser in connection with the HSR Filing or under any other applicable antitrust regulation, (vi) the Bonus Amounts, and (vii) if applicable, the amount necessary to fund the escrow fund contemplated by the Compliance Agreement, by wire transfer of immediately available funds to such account or accounts as the Seller Representative specifies to the Purchaser in writing at least two business days prior to the Closing Date. Prior to the Closing, the Seller Representative shall provide to the Purchaser payoff instruction letters, in form and substance reasonably acceptable to the Purchaser, with respect to the Transaction Expenses, the Funded Indebtedness, the Change of Control Payments, the Accounting Fees actually paid by the Company on or prior to the Closing, the amounts due under the second proviso contained in Section 13.2, and the Bonus Amounts. The Transaction Expenses, the Funded Indebtedness and the Change of Control Payments shall be paid by the Purchaser at the Closing in accordance with such payoff instruction letters. When due and payable in the Ordinary Course of Business, the Purchaser shall pay or cause to be paid to the Persons entitled thereto (and as reduced by applicable withholding Taxes) the Bonus Amounts.

(d)      At the Closing, the Purchaser shall deposit the cash portion of the Escrow Amount, and Kirtland shall deposit the Escrowed Interests, into escrow (the “Escrow Fund”) with the Escrow Agent. The Escrow Amount shall be distributed in accordance with the terms and conditions of the Escrow Agreement attached as Exhibit C hereto (the “Escrow Agreement”).

(e)      Within a reasonable time prior to the Closing, Seller Representative shall notify Purchaser whether or not the Wachovia Swap Agreements will be terminated by the Company on or prior to the Closing Date. In the event the Wachovia Swap Agreements are terminated prior to Closing for any reason, all unpaid obligations of the Company to Wachovia under the Wachovia Swap Agreements associated with such termination will be included in the definition of Funded Indebtedness under this Agreement. In the event the Wachovia Swap Agreements remain in effect on and after the Closing Date and for as long as such Wachovia Swap Agreements remain in effect, the Seller Representative shall pay to Purchaser, within 10 days after the end of each calendar quarter following the Closing Date, an amount equal to the aggregate amount of the obligations of the Company to Wachovia under the Wachovia Swap Agreements settled in cash for such calendar quarter, and, to secure Seller Representative’s obligations under this Section 2.2(e), the Seller Representative shall, at the Closing, deposit a portion of the Total Purchase Price into an escrow account equal to the estimated liability of the Company to Wachovia associated with the termination of the Wachovia Swap Agreements assuming such termination occurred at the Closing as determined by the Purchaser and the Seller Representative after consultation with Wachovia Bank. Such escrow account shall be held by a bank or other financial institution mutually acceptable to Purchaser and Seller Representative and shall be held for such period and on such terms as Purchaser and Seller Representative may agree (it being understood that (i) the term of such escrow shall not extend beyond the termination of the Wachovia Swap Agreements, (ii) Seller Representative shall be permitted to use a portion of the escrow funds to purchase one or more hedging instruments to limit downside risk associated with the Wachovia Swap Agreements and (iii) Seller Representative shall be entitled to quarterly payments from such escrow equal to all interest income earned by such escrow during each quarter). In the event the Company receives payment from Wachovia on account of the Wachovia Swap Agreements, the Company shall remit such payment to Seller Representative within 10 days upon receipt thereof. At the request of Seller Representative, Purchaser shall terminate the Wachovia Swap Agreements. Upon such termination by Purchaser or upon a termination of the Wachovia Swap Agreements for any other reason after the Closing, Seller Representative shall pay to Purchaser all obligations of the Company to Wachovia under the Wachovia Swap Agreements associated with such termination. Purchaser may not affirmatively elect to terminate the Wachovia SWAP Agreements without the prior written consent of the Seller Representative, unless Purchaser agrees to bear all unpaid obligations of the Company to Wachovia under the Wachovia Swap Agreements associated with such termination.

Section 2.3      Working Capital Adjustment.

(a)      On the date three (3) Business Days prior to the Closing Date, Holdings shall prepare and deliver to the Purchaser the Estimated Closing Balance Sheet of the Company, the calculation of the Bonus Amounts, and a statement calculating the Estimated Working Capital of the Company, determined as set forth in Exhibit A. The “Working Capital Target” means $4,500,000. In the event that the Estimated Working Capital of the Company exceeds the Working Capital Target, the Total Purchase Price payable on the Closing Date will be increased by the amount of such excess (the “Excess Payment”). In the event that the Estimated Working Capital of the Company is less than the Working Capital Target, the Total Purchase Price payable on the Closing Date will be decreased by the amount of such shortfall (the “Shortfall Reduction”). The Total Purchase Price will be subject to further adjustment upon final, post-Closing determination of the Working Capital of the Company, as provided in Section 2.3(b) below.

(b)      As soon as reasonably practicable following the Closing Date, and in any event within thirty (30) days thereafter, the Purchaser shall prepare and deliver to the Seller Representative the Closing Balance Sheet of the Company and a statement calculating the Working Capital of the Company. The Seller Representative and its independent certified public accountants may review the Closing Balance Sheet of the Company and the calculation regarding Working Capital of the Company and may make inquiry of the representatives of the Purchaser’s accountants, the Purchaser and the Company, who shall reasonably cooperate with the Seller Representative (including, without limitation, by providing the Seller Representative and/or its agents access to financial accounts and underlying source documents related to the preparation of the Closing Balance Sheet and calculation of Working Capital). The calculation regarding the Working Capital of the Company shall be binding and conclusive upon, and deemed accepted by, the Members unless the Seller Representative shall have notified the Purchaser in writing within thirty (30) days after receipt of the Closing Balance Sheet of the Company of any objections thereto. The Seller Representative may send a written notice to Purchaser at an earlier date if it is in agreement with the Purchaser’s final closing Working Capital amount and the Working Capital amount shall be deemed finally determined on receipt of that written notice by the Purchaser. At the request of either the Seller Representative or the Purchaser, any dispute between the parties relating to the calculation of Working Capital of the Company that cannot be resolved by them within thirty (30) days after receipt of notice of any objections to such calculation pursuant to this Section 2.3(b) shall be referred to KPMG International (the “Auditor”) for decision, which decision shall be final and binding on both parties. The Auditor shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The parties agree that they will request that the Auditor render its decision within thirty (30) days after referral of the dispute to the Auditor for decision pursuant hereto. The fees and expenses of the Auditor shall be allocated to the parties as determined by the Auditor based upon the relative success (in terms of percentages) of each party’s claims. For example, if the Auditor’s final decision reflects a 60-40 compromise of the parties’ claims, the Auditor would allocate expenses 40% to the party whose claim was determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful. The date on which the Working Capital of the Company is finally determined in accordance with this Section 2.3(b) is hereinafter referred to as the “Working Capital Determination Date.”

(c)      If the Working Capital of the Company as finally determined pursuant to Section 2.3(b) exceeds the Estimated Working Capital, then the Total Purchase Price will be increased by the amount of such excess (the “Excess Consideration”). If the Working Capital of the Company as finally determined pursuant to Section 2.3(b) is less than the Estimated Working Capital, then the Total Purchase Price will be decreased by the amount of such shortfall (the “Shortfall Consideration”). The Total Purchase Price adjustment required hereby is referred to as the “Adjustment.”

(d)      Promptly, and in any event no later than the fifth Business Day after the Working Capital Determination Date (the “Settlement Date”):

(i)      In the event of a determination of Excess Consideration pursuant to Section 2.3(c), then (A) the Purchaser will pay to the Seller Representative, for the benefit of the Members, the Excess Consideration, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Settlement Date to the date of payment, by wire transfer of immediately available funds, and (B) the Purchaser and Seller Representative shall execute and deliver a joint written authorization letter to the Escrow Agent authorizing the Escrow Agent to promptly release to the Seller Representative, on behalf of the Members, the amount contemplated by Section 3(f) of the Escrow Agreement.

(ii)      In the event of a determination of Shortfall Consideration pursuant to Section 2.3(c), then the Purchaser and Seller Representative shall execute and deliver a joint written authorization letter to the Escrow Agent authorizing the Escrow Agent to promptly release (A) to Purchaser from the Escrow Fund the amount of such Shortfall Consideration, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Settlement Date to the date of payment, and thereafter, (B) to the Seller Representative, on behalf of the Members, the amount contemplated by Section 3(f) of the Escrow Agreement.

(e)       Within a reasonable time prior to the Closing, Seller Representative shall notify Purchaser whether or not the Wachovia Swap Agreements will be terminated by the Company on or prior to the Closing Date. In the event the Wachovia Swap Agreements are terminated prior to Closing for any reason, all unpaid obligations of the Company to Wachovia under the Wachovia Swap Agreements associated with such termination will be included in the definition of Funded Indebtedness under this Agreement. In the event the Wachovia Swap Agreements remain in effect on and after the Closing Date and for as long as such Wachovia Swap Agreements remain in effect, the Seller Representative shall pay to Purchaser, within 10 days after the end of each calendar quarter following the Closing Date, an amount equal to the aggregate amount of the obligations of the Company to Wachovia under the Wachovia Swap Agreements for such calendar quarter, and, to secure Seller Representative’s obligations under this Section 2.2(e), the Seller Representative shall, at the Closing, deposit a portion of the Total Purchase Price into an escrow account equal to the estimated liability of the Company to Wachovia associated with the termination of the Wachovia Swap Agreements assuming such termination occurred at the Closing as determined by the Purchaser and the Seller Representative after consultation with Wachovia Bank. Such escrow account shall be held by a bank or other financial institution mutually acceptable to Purchaser and Seller Representative and shall be held for such period and on such terms as Purchaser and Seller Representative may agree (it being understood that (i) the term of such escrow shall not extend beyond the termination of the Wachovia Swap Agreements, (ii) Seller Representative shall be permitted to use a portion of the escrow funds to purchase one or more hedging instruments to limit downside risk associated with the Wachovia Swap Agreements and (iii) Seller Representative shall be entitled to quarterly payments from such escrow equal to all interest income earned by such escrow during each quarter). In the event the Company receives payment from Wachovia on account of the Wachovia Swap Agreements, the Company shall remit such payment to Seller Representative within 10 days upon receipt thereof. At the request of Seller Representative, Purchaser shall terminate the Wachovia Swap Agreements. Upon such termination by Purchaser or upon a termination of the Wachovia Swap Agreements for any other reason after the Closing, Seller Representative shall pay to Purchaser all obligations of the Company to Wachovia under the Wachovia Swap Agreements associated with such termination. Purchaser may not affirmatively elect to terminate the Wachovia SWAP Agreements without the prior written consent of the Seller Representative, unless Purchaser agrees to bear all unpaid obligations of the Company to Wachovia under the Wachovia Swap Agreements associated with such termination.

ARTICLE III

CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Jones Day, located at 901 Lakeside Avenue, Cleveland, Ohio 44114, not later than two Business Days following the satisfaction or, where permitted, waiver of each of the conditions set forth in Articles VIII and IX (save for those conditions that are to be satisfied on the Closing Date), or on such other date mutually agreeable to the parties (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to Purchaser that:

Section 4.1      Financial Statements.

(a)      Copies of the following financial statements are attached hereto as Schedule 4.1(a): the audited balance sheet of the Company as of December 31, 2006, and the related audited statement of operations, shareholders’ equity, and cash flows for the year then ended, together with the notes thereto (the “Audited Financial Statements”), and the unaudited balance sheet of the Company (the “Most Recent Balance Sheet”) as of December 31, 2007 (the “Balance Sheet Date”), and the related unaudited statements of operations for the 12-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)      Each of the Financial Statements (including in all cases the notes thereto, if any) has been prepared from the books and records of the Company, in accordance with GAAP, except for modifications set forth on Schedule 1, consistently applied throughout the periods covered thereby, and fairly presents in all material respects the financial condition, results of operations, and, in the case of the Audited Financial Statements, shareholders’ equity, and cash flows of the Company, as of the dates and for the periods indicated (subject to normal year-end adjustments and the absence of footnote disclosures with respect to the Interim Financial Statement).

(c)      The Company has no liabilities or obligations, whether absolute, accrued, asserted or unasserted, that are of a type required to be reflected on a balance sheet prepared in accordance with GAAP (except for the modifications set forth on Schedule 1) other than liabilities or obligations (i) appearing on the Most Recent Balance Sheet, (ii) incurred in the Ordinary Course of Business after December 31, 2007, (iii) disclosed on the Seller Disclosure Schedule or incurred in connection with the transactions contemplated hereby, or (iv) that would not reasonably be expected to have a Material Adverse Effect on the Company and Holdings.

Section 4.2      Taxes. Except as set forth on the Seller Disclosure Schedule:

(a)      Each of the Company and Holdings has: (i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Tax Returns, each of which is true, correct and complete, (ii) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable on or prior to the Closing Date, and (iii) properly accrued in accordance with GAAP on its books and records a provision for the payment of all Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax Periods (or the portion there of) ending on or prior to the Closing Date.

(b)      Neither the Company nor Holdings has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which extension or waiver has not yet expired. There is no power of attorney in effect with respect or relating to any Tax or Tax Return relating to Holdings or the Company.

(c)      Neither the Company nor Holdings is or has ever been a party to any Tax allocation or sharing agreement or arrangement. Neither the Company nor Holdings has ever filed any Tax Return or determined any Tax, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return).

(d)      There are no Liens for unpaid Taxes on any asset of the Company or Holdings, except Liens for current Taxes not yet due and payable.

(e)      Neither the Company nor Holdings has received any written notice of assessment or proposed assessment in connection with any Tax Return. There are no audits, examinations, claims or Actions currently pending, asserted in writing, or threatened in writing with respect to any Tax or Tax Return.

(f)      The Company has not been a member of an affiliated group of corporations within the meaning of Code Section 1504.

(g)      The Company and Holdings have withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or other Person.

(h)      The Company and Holdings have not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(i)      Holdings is and has always been a partnership for federal income tax purposes and has not made any election under Treasury Regulation Sec. 301.7701-3 to be treated as an association taxable as a corporation.

(j)      The Company and Holdings have reported any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return to all Taxing Authorities in accordance with applicable Law.

(k)      No jurisdiction where no Tax Return has been filed for the Company or Holding or no Tax has been paid for Holdings or the Company has made or threatened to make a claim, with respect to Holdings or the Company, for the payment of any Tax or the filing of any Tax Return.

(l)      Neither the Company nor Holdings is a party to any agreement with any Taxing Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Taxing Authority relating to the Company or Holdings has ever been requested or received.

(m)      Neither the Company nor Holdings is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) beginning after the Closing Date, as a result of a change in method of accounting for a Pre-Closing Period, any installment sale or open transaction made on or prior to the Closing Date.

(n)      Neither the Company nor Holdings is or has ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(o)      No “ownership change” (as defined in Code Section 382) has occurred with respect to the Company with respect to any net operating losses of the Company.

Section 4.3      Title to Properties.

(a)      Except as set forth on the Seller Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest or license in, all of the properties and assets, tangible or intangible, used in the conduct of its business as presently conducted or reflected in the Interim Financial Statements or acquired after the date thereof, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company in the Ordinary Course of Business since the date of the Interim Financial Statements.

(b)      None of the Members or any Affiliate thereof (other than the Company) own any assets primarily used in or necessary to conduct the business of the Company.

(c)      All of the tangible personal property of the Company (including all Rental Equipment but excluding all Inventory) is, taken as a whole, in good working order and condition, reasonable wear and tear excepted and is suitable for the use to which they are being put. All of the leased personal property of the Company is in the condition reasonably required of such property by the terms of the lease applicable thereto during the relevant term of the lease. Except as set forth on the Seller Disclosure Schedule, none of such tangible personal property is in need of maintenance or repairs, except for routine maintenance and repairs of such personal tangible property that arises in the Ordinary Course of Business.

(d)      The Seller Disclosure Schedule sets forth a complete list of all cranes and serialized attachments owned by the Company and rented to customers by the Company in the Ordinary Course of Business, showing model and serial numbers.

(e)      The Seller Disclosure Schedule sets forth a complete list of all Rental Equipment purchases and Rental Equipment sales by the Company since January 1, 2007.

(f)      The property and assets owned and leased by the Company include all material rights, assets and property necessary for the conduct of the business of the Company after Closing, substantially in the same manner as it was conducted prior to the Closing.

Section 4.4      Real Property.

(a)      The Seller Disclosure Schedule contains a true and correct list of all real property and interests in real property owned in fee by the Company (the “Owned Real Property”). With respect to the Owned Real Property:

(i)      The Company has good and marketable title to and a fee interest in the Owned Real Property free and clear of all Liens, other than Permitted Liens;

(ii)      There are no outstanding options or rights of first refusal to purchase, acquire, sell, assign or dispose of the Owned Real Property, or any portion or interest of the Owned Real Property and the Company is not a party to any agreement or option to purchase any real property or interest therein;

(iii)      The Company has not received written notice of actual or threatened special assessments or reassessments of the Owned Real Property;

(iv)      The Company has not received notice of any pending condemnation proceeding or eminent domain proceeding and, to the Company’s Knowledge, there is no such proceeding threatened against any of the Owned Real Property;

(v)      The Company does not currently lease or otherwise permit any Person other than the Company the right to use or occupy such Owned Real Property or any portion thereof;

(vi)      The Company has not sold, leased, or otherwise encumbered any development rights and/or air rights related to the Owned Real Property; and

(vii)      The Company has not received, nor does it have Knowledge of, any written notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any improvement or alteration in respect of the Owned Real Property.

(b)      The Seller Disclosure Schedule contains a true and complete list of the Leased Property. With respect to the Leased Property:

(i)      True and complete copies of each Lease have been delivered to the Purchaser and all Leases are in writing, duly executed, and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of the Company, of each other Person that is a party thereto, subject to applicable bankruptcy, insolvency reorganization, moratorium, liquidation, fraudulent conveyance and similar laws and principles of equity affecting creditor’s rights and remedies generally, and all such Leases are in full force and effect and have not been amended, modified or supplemented except as has been provided to Purchaser;

(ii)      There are no disputes under any of the Leases in relation to the state of repair of the premises demised or otherwise. Except as provided in the Seller Disclosure Schedule, (i) each Lease has not been assigned or encumbered by the Company, and (ii) there are no letters or other documents signed by the Company under each Lease waiving or releasing any of the tenant’s material rights;

(iii)      Except as set forth on the Seller Disclosure Schedule, consummation of the transactions contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv)      The Company does not currently sublease or otherwise permit any Person other than the Company the right to use or occupy such Leased Property or any portion thereof;

(v)      There is no uncured material default by the Company or, to the Company’s Knowledge, any other party with regard to a Lease for any of the Leased Property; and

(vi)      The Company has not received any written notice that any portion of any of the security deposits under the Leases has been applied or retained by the lessor or licensor or sublessor thereunder. The Company has not, in the last five years, with respect to any Lease, (i) made, asserted or has any defense, set off or counterclaim or (ii) claimed or is entitled to “free” rent, rent concessions, rebates or rent abatements. The Company has not exercised any option granted to it under any such Lease to (A) cancel or terminate such Lease or lessen the term thereof, (B) renew or extend the term thereof or (C) take additional space. There are no written or oral promises, understandings or commitments between the Company and each other Person that is a party to such Lease other than those contained in such Lease.

(c)      With respect to the Owned Real Properties and the Leased Property (collectively, the “Company Properties”):

(i)      There is no Action pending or, to the Company’s Knowledge, threatened for the taking or condemnation of all or any portion of the Owned Real Properties, or, to the Company’s Knowledge, any Leased Property;

(ii)      To the Company’s Knowledge, there are no outstanding work orders, deficiency notices, action request notices or other notifications of non-compliance or contravention of the premises or any part thereof; and

(iii)      There is no brokerage commission or finder’s fee due from the Company and unpaid with regard to any of the Company Properties, or which will become due at any time from the Company in the future with regard to any Company Property pursuant to any existing agreement with a broker.

Section 4.5      Compliance with Laws. The Company:

(a)      except as set forth in the Seller Disclosure Schedule, has complied and is, in all material respects, in compliance with all Laws and Orders relating to or applicable to its business, the maintenance and operation of its properties and assets, or employees conducting its business; and

(b)      has received no written or, to its Knowledge, oral, notification or communication from any Governmental Authority, and no claims have been filed (or, to the Company’s Knowledge, threatened to be filed) by any Governmental Authority, (i) asserting that the Company is not in compliance with any Law or (ii) threatening to revoke any Permit owned or held by the Company, nor, to the Company’s Knowledge, is any Action or investigation pending with respect to the foregoing. No written notice (or, to the Company’s Knowledge, no threat) of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company.

Section 4.6      Permits. The Seller Disclosure Schedule contains a complete list of all material Permits issued to the Company that are currently used by the Company, which comprise all of the material Permits which are required for the current conduct of its business and the lease, ownership and use of its assets. The Company is, in all material respects, in compliance with all such Permits, all of which Permits are in full force and effect, and will be in full force and effect and available for use by the Company immediately after the Closing.

Section 4.7      Employee Benefit Plans.

(a)      The Seller Disclosure Schedule sets forth a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)) and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, change of control, severance or employment plan, arrangement or agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, program or arrangement, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by or with respect to which the Company has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company (such plans, programs, policies, agreements and arrangements, collectively, being the “Employee Plans”). The Company has delivered or made available to Purchaser complete and correct copies of the current plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the three (3) most recent annual reports (Form 5500, with all applicable attachments), the three most recent financial statements and actuarial reports, as applicable, and all current trust agreements, insurance contracts, and other funding arrangements that implement each Employee Plan.

(b)      Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements (including any applicable collective bargaining agreement) and in compliance with all applicable Laws, in each case in all material respects. There are no Actions pending (other than routine claims for benefits) or, to the Company’s Knowledge, threatened against such Employee Plan, the Company or against any fiduciary of such Employee Plan.

(c)      No event has occurred and no condition exists that could reasonably be expected to subject the Company, either directly or, except as would not reasonably be expected to cause a Material Adverse Effect, by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b),(c), (m) or (o)) to any tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations. The Company has not incurred any liability under Title IV of ERISA, either directly or through any member of its Controlled Group. There are no audits or proceedings pending or to the Knowledge of the Company or any member of the Company’s Controlled Group, threatened by the Internal Revenue Service, the Department of Labor, or any similar governmental entity with respect to any Employee Plan. The Company has acted in good faith and has operated each Employee Plan that is subject to Code Section 409A in material compliance with Code Section 409A, and the Company has no obligation to any Person to provide any “gross-up” or similar payment to any Person in the event any such Employee Plan fails to comply with Code Section 409A.

(d)      There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company.

(e)      Each Employee Plan intended to be qualified under Section 401(a) of the Code and each trust created thereunder is so qualified and is in receipt of a favorable opinion letter issued by the IRS to the prototype or volume submitter sponsor for such Employee Plan, and nothing has occurred since the receipt of such opinion letter that could reasonably be expected to give the IRS grounds to revoke such opinion letter.

(f)      Except as set forth on the Seller Disclosure Schedule, the Company has no liability with respect to or obligation to contribute to any Multiemployer Plan and the Company has not incurred any withdrawal liability with respect to any Multiemployer Plan. No Multiemployer Plan to which the Company or any member of its Controlled Group contributes is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245.

(g)      Except as set forth on the Seller Disclosure Schedule with respect to Multiemployer Plans, neither the Company nor any member of its Controlled Group has any obligation to contribute to any “defined benefit plan” as defined in Section 3(35) of ERISA or any other pension plan subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA or subject to Title IV of ERISA.

(h)      No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits fully reflected on the books of the Company.

(i)      Except as set forth on the Seller Disclosure Schedule, the consummation of the transaction contemplated by this Agreement will not, either alone or in connection with the occurrence of any other event, (i) entitle any current or former employee or officer of the Company to severance pay, retention pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting under the Employee Plan, or (iii) increase the amount of compensation due any such employee or officer.

(j)      Neither the Company or Holdings is a party to any contract, agreement or other arrangement that as a result of any transactions contemplated by this Agreement (whether alone or in connection with any other event) will result or could result in any amount (including, but not limited to, the Change of Control Payments) that is not deductible under Code Section 280G or any similar provision of applicable law.

Section 4.8      Material Contracts.

(a)      Except as set forth on the Seller Disclosure Schedule, the Company is not a party to or bound by any written or oral:

(i)      partnership or joint venture Contract;

(ii)      Contract limiting the right of the Company to engage in or compete with any Person in any business or in any geographical area, or otherwise restricting the Company from carrying on its business or activities, as the case may be, in its usual and customary manner in any jurisdiction, including, without limitation, restricting the Company from hiring or soliciting any Person;

(iii)      management, consulting, severance or similar Contract, or employment Contract;

(iv)      collective bargaining agreement;

(v)      Contract under which the Company has advanced or loaned any other Person, other than advances to employees in the Ordinary Course of Business;

(vi)      agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company;

(vii)      guaranty, performance bond or similar agreement, or any Contract of support, surety, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(viii)      lease or agreement under which the Company is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000;

(ix)      other than Contracts related to Rental Equipment, lease or agreement under which the Company is lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company and which entitles the Company to receive more than $500,000 per annum;

(x)      other than Contracts related to Rental Equipment, Contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $50,000, other than purchase and sales orders incurred in the Ordinary Course of Business;

(xi)      Contract expressly granting a license or covenant not to sue under any Intellectual Property (whether by or to the Company), except for license agreements for the off-the-shelf and other software generally commercially available;

(xii)      warranty agreement with respect to its services rendered or its products sold or leased other than purchase and sales orders incurred in the Ordinary Course of Business;

(xiii)      agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xiv)      sales, distribution, supply or franchise agreement, which involves consideration in the aggregate in excess of $25,000;

(xv)      other than Contracts related to Rental Equipment, agreement with a term of more than six months which is not terminable by the Company upon less than thirty (30) days’ notice without penalty and involves a consideration in excess of $25,000 annually;

(xvi)      settlement, conciliation or similar agreement with obligations to be satisfied by the Company after the execution date of this Agreement in excess of the related accruals on the Balance Sheet related to such Contracts;

(xvii)      Contract regarding voting, transfer or other arrangements related to the Company’s capital stock or warrants, options or other rights to acquire the Company’s capital stock;

(xviii)      Contracts to sell or otherwise dispose of any Rental Equipment other than those set forth on Schedule 4.3(e);

(xix)      any letters of credit, any currency exchange, commodities or other hedging arrangement or capitalized leases which will not be satisfied at or prior to Closing;

(xx)      any Contract that (a) limits or contains restrictions on the ability of the Company to declare or pay dividends on, or to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, or to incur Indebtedness, or to incur or suffer any Lien, to purchase or sell any of assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (b) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(xxi)      Contract to buy or sell spare parts for the Rental Equipment or other assets outside the Ordinary Course of Business; or

(xxii)      other than Contracts related to Rental Equipment, any other Contract that requires the Company to make payments equal to, or which entitles the Company to receive, more than $250,000 per annum. All of the contracts and agreements referred to in Section 4.8(a)(i) through (xx) above are the “Material Contracts.”

(b)      Except as set forth in the Seller Disclosure Schedule, each of (i) the Material Contracts, and (ii) the Contracts related to Rental Equipment with each of the Major Customers is in full force and effect and is a legal, valid and binding contract or agreement of the Company, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights, and there is no default or breach by the Company or, to the Company’s Knowledge, any other party in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. Purchaser’s counsel has been supplied with a true and correct copy of each of the written Material Contracts and an accurate description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.

Section 4.9      Legal Proceedings. Except as set forth in the Seller Disclosure Schedule, there are no Actions pending or, to the Company’s Knowledge, threatened against or affecting the Company or affecting any property or assets used by the Company, or pending or contemplated by the Company against any Person, at Law or in equity. The Company is not subject to any Order.

Section 4.10    Intellectual Property.

(a)      The Seller Disclosure Schedule sets forth, with the application number and application date or registration/issue number and registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of each active registration for any patent, trademark or service mark, copyright, Internet domain name, trade name, brand name, logo or application for any of the foregoing owned, whether solely or jointly with another, by the Company, along with all material unregistered trademarks, service marks and trade names. Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority to maintain the such Intellectual Property as active and due before Closing have been paid in full. All of the foregoing Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law.

(b)      The Company has good and valid title to the Company Intellectual Property free and clear of all Liens, except Permitted Liens. No Person is expressly licensed under any of the Company Intellectual Property other than pursuant to a Material Contract listed on the Seller Disclosure Schedule (and licenses that arise as a matter of law by implication as a result of sales of products and services by the Company). Except as set forth on the Seller Disclosure Schedule, to the Company’s Knowledge, none of the Company Intellectual Property is being infringed, misappropriated or otherwise violated by any Person.

(c)      The Company Intellectual Property is not the subject of any Action, and to the Company’s Knowledge, no Action is threatened against the Company involving the Company Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on the Seller Disclosure Schedule.

(d)      The Company owns, is licensed or otherwise has the right to use, all Intellectual Property as is necessary for the operation of the business of the Company as presently conducted.

(e)      Except as set forth on the Seller Disclosure Schedule, the Company has not infringed, misappropriated, violated or made unauthorized use of the Intellectual Property rights of any other Person, and the Company Intellectual Property does not infringe, misappropriate, violate or otherwise conflict with any Intellectual Property right of any other Person. The Company has not received any written notice within the six-year period prior to the date of this Agreement alleging any of the foregoing and to the Company’s Knowledge, no such allegation is threatened to be made by any Person. Notwithstanding any possible interpretation of any other representation in this Article IV, only this Section 4.10(e) shall be construed to be a representation with respect to the Company’s infringement, misappropriation, violation, or other conflict with the Intellectual Property right of any other Person.

Section 4.11   Insurance. The Seller Disclosure Schedule contains a complete description of all insurance policies (including “self-insurance” programs) currently maintained by the Company (the “Insurance Policies”). Except as set forth on the Seller Disclosure Schedule, the Insurance Policies are in full force and effect, the Company is not in default in any material respect under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied during the past two (2) years. Except as set forth on the Seller Disclosure Schedule, the Company has not received any written notice of cancellation or intent to cancel with respect to the Insurance Policies. Except as set forth on the Seller Disclosure Schedule, the Company does not have any self-insurance or co-insurance programs. The Company has notified such insurers of any claim which could potentially exceed the applicable insurance policy deductible amount arising since January 1, 2002 known to it which it believes is covered by any such insurance policy and has provided Purchaser with a copy of such claim. All such claims have been filed on a timely basis with insurers and pursued by cooperating with and responding to insurers’ requests for documentation and/or information. Neither the Company nor any Member is a party to any Contract of any kind pursuant to which the Company or any Seller receives payments from an insurer or an insurance producer for purchasing insurance for the Company. Except as set forth in the Seller Disclosure Schedule, there are no pending claims under insurance covering the Company for which the Company is or may be obligated to pay a deductible.

Section 4.12    Labor and Employment Matters. The Company has provided Purchaser with a schedule that contains a complete and correct list of all employees of the Company whose annual compensation is greater than $75,000, together with the employees’ titles, current wages, salaries, hourly or daily rate of pay, bonus entitlement, date of hire, and primary work location. Except as set forth on the Seller Disclosure Schedule, (i) none of the employees of the Company is represented by a labor union or organization, no labor union or organization is certified or recognized as a representative of any such employee and the Company is not a party to or bound by any collective bargaining agreement or other labor Contract; (ii) no labor organization or group of employees has filed any representation petition or made any written demand to the Company for recognition; (iii) no organizing or decertification efforts are underway, or to the Company’s Knowledge, threatened by any labor organization or group of employees with respect to the Company’s employees, and no such activities have occurred since January 1, 2004; (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred since January 1, 2004, and none is underway or, to the Company’s Knowledge, threatened; (v) there is no employment-related Action (including, without limitation any Action with respect to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues) currently pending or, to the Company’s Knowledge, threatened, in any forum, relating to an alleged violation or breach by the Company (or any of its officers or directors) of any Law or Contract, (vi) there are no pending investigations or abatement orders and no citations issued within the past 3 years by the Occupational Safety and Health Administration or any other Governmental Authority relating to the Company, (vii) except for amounts outstanding in accordance with normal payroll practices, the Company has paid in full to all Employees, or accrued on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law; (xiii) the Company is not closing, and since January 1, 2004 has not closed, any Facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program affecting Employees, nor has the Company planned or announced any such action or program for the future; and (ix) the Company is in compliance with its obligations pursuant to WARN, and all other notification obligations arising under Law. Other than the Change of Control Payments, since December 31, 2006 the Company has not made or granted any bonus or any wage or salary increase to any employee or group of employees other than bonuses or increases made in the Ordinary Course of Business (except to any such employee whose annual salary is less than $50,000 or as required by pre-existing contracts described on Schedule 4.8), or made or granted any increase in any Employee Plan or amended or terminated any Employee Plan or adopted any new Employee Plan or arrangement or entered into, amended or terminated any collective bargaining agreement or other employment agreement.

Section 4.13    Environmental Matters. Except as set forth on the Seller Disclosure Schedule:

(a)      The Company is, and for the past five years has been, in material compliance with all Environmental Laws applicable to its business operations or to its use of Facilities;

(b)      There are no Environmental Conditions present at, on, or under, any Facility as a result of activities of the Company or any of their employees or agents, or as a result of activities of any other Person for which the Company is legally responsible for, in each case in amounts exceeding the levels permitted by applicable Environmental Law and under circumstances that would reasonably be expected to result in liability under or relating to Environmental Law. Except as set forth on the Seller Disclosure Schedule, (i) no underground storage tanks owned or operated by the Company are or have been located at any Facility or any currently or formerly Owned Property or Leased Property and any underground storage tanks identified on the Seller Disclosure Schedule are and have been maintained, monitored and upgraded in compliance with all Environmental Laws and (ii) the Company possesses and has possessed all required permits, licenses, certifications and approvals required under Environmental Laws relating to the Facilities;

(c)      The Company has not disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability to the Company under or relating to Environmental Law;

(d)      The Company has not been charged with or convicted of an offense for non-compliance with any Environmental Laws;

(e)      The Company has not specifically contractually assumed any liability or obligation under or relating to Environmental Laws or Hazardous Substances;

(f)      The Company has not (i) received any written notice, demand letter, complaint, claim, suit or order alleging or relating to any violation or liability under any Environmental Law; or (ii) been subject to or, to the Company’s Knowledge, threatened with, any Action by any Governmental Authority or any other Person (including, without limitation, the current or prior owner or operator of any of the Facilities, Owned Properties or Leased Properties) with respect to any Environmental Law; and

(g)      The Company has provided to Purchaser copies of all environmental site assessment reports, compliance audits, and other material environmental documents which are in its possession related to its Owned Real Property, Leased Property, and business operations.

(h)      No representations or warranties in this Agreement other than in this Section 4.13 will be deemed to relate to Environmental Laws, Hazardous Substances, or other environmental matters.

Section 4.14    Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby or as set forth on the Seller Disclosure Schedule, since the Balance Sheet Date (a) the Company has conducted its business and operations in the Ordinary Course of Business including the management, sale and purchase of the Company’s inventory including spare parts, and (b) no fact, event, circumstance (either individually or taken together) has occurred which has had or would reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth on the Seller Disclosure Schedule, since the Balance Sheet Date with respect to the Company, there has not been any:

(a)      incurrence of any Indebtedness or issuance of any long-term debt securities or assumption, guarantee, or endorsement of the obligations of any Person, except for Indebtedness incurred in the Ordinary Course of Business under the lines of credit as in effect on the date hereof, or making of any Indebtedness or advance to any Person (other than business-related advances to employees in the ordinary course of business, consistent with past practice and in an amount not in excess of $5,000 per employee or $25,000 in the aggregate);

(b)      (i) acquisition, sale, license, abandonment, failure to maintain or otherwise disposition of, any material property or assets (other than Rental Equipment), tangible or intangible (other than in the Ordinary Course of Business), (ii) mortgage or encumbrance of any property or assets, other than Permitted Liens, or (iii) cancellation of any Indebtedness owed to or claims held by the Company (other than in the Ordinary Course of Business);

(c)      change in any method of accounting applied in the preparation of the Financial Statements, other than a change which is required by reason of a concurrent change in Law or GAAP;

(d)      settlement or compromise of any Action if the amount of such settlement will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of the Company after the Closing;

(e)      Tax election or change in a Tax election or the filing for any change of any method of accounting with any relevant Taxing Authority, except as required by any change in Law;

(f)      (A) except as required by Law or by any Employee Plans, or existing contractual arrangements as in effect on the Balance Sheet Date, adoption of or amendment to any Employee Plan or other plan, program or arrangement for the benefit of its employees, consultants or directors, or (B) grant of any material increase (other than increases required under any Contract entered into before the Balance Sheet Date and annual or periodic increases in the ordinary course of business, consistent with past practice) in the compensation of its employees, officers or directors (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment);

(g)      material change, termination or modification in any Material Contract;

(h)      transfer, issuance or sale of any equity securities or rights to purchase any equity securities, or any security convertible into or exchangeable for equity securities, of Holdings or the Company or split, combination or subdivision of the capital stock or other equity securities of Holdings or the Company; or

(i)      declaration, distribution or the setting aside for distribution of any property (excluding cash), or directly or indirectly, the redemption, purchase or other acquisition of any shares of capital stock;

(j)      any extraordinary loss, damage or destruction, whether or not covered by insurance;

(k)      write off as uncollectible, any Accounts Receivable or any portion thereof in amounts exceeding $25,000 in each instance, or $100,000 in the aggregate;

(l)      making of any forward purchase commitment in excess of the requirements of the Company for normal operating purposes or at prices higher than the current market prices; or

(m)      agreement, whether in writing or otherwise, to take any action described in this Section 4.14.

Section 4.15    No Brokers. Except for Houlihan Lokey Howard & Zukin Capital, Inc., no broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind, is or will be entitled to any brokerage commission, finder’s fee or any similar compensation in connection with, either directly or indirectly, this Agreement or the transactions contemplated hereby.

Section 4.16    Customers and Suppliers,

(a)      The Seller Disclosure Schedule contains a complete list of the fifteen (15) largest customers of the Company (on a consolidated basis) (by volume of sales to such customers) for each of the two (2) most recent fiscal years (“Major Customers”). Except as set forth on the Seller Disclosure Schedule, since December 31, 2006, none of the Major Customers has notified the Company, orally or in writing, that such Major Customer intends to decrease materially or terminate its relationship with the Company.

(b)      Since December 31, 2006, none of the Company’s material suppliers has terminated, or threatened, orally or in writing, to terminate, its relationship with the Company.

(c)      The Company has not received any written notice regarding the insolvency of any of the Major Customers.

Section 4.17    Organization and Standing; Capital Structure,

(a)      The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is an entity duly qualified to do business, and is in good standing, in each jurisdiction listed in the Seller Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own, use or lease and operate its properties and assets and to carry on its business in the manner that it was conducted immediately prior to the date of this Agreement. The copies of the Company’s articles or incorporation and by-laws which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meeting of the stockholders, the board of directors), the stock certificate books and the stock records books of the Company furnished to Purchaser are correct and complete in all material respects. The Company is not in default under, or in violation of, any provision of its articles of incorporation or by-laws.

(b)      The entire authorized capital stock of the Company consists of one hundred (100) shares of common stock, par value $0.01 per share, of which one hundred (100) shares are issued and outstanding. Holdings is the record owner of, and has good and marketable title to, all of such outstanding shares of common stock, free and clear of all Liens. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The Company has no outstanding stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of its capital stock. There are no agreements with the Members, Holdings or the Company with respect to the voting or transfer of the either of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

(c)      This Agreement, and the other transaction documents contemplated hereby, has been (or will be) duly executed and delivered by the Company pursuant to all necessary authorization and is (or will be) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights.

Section 4.18    No Conflict; Required Filings and Consents.

(a)      Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation, bylaws or similar organizational document of the Company, if applicable, or (ii) violate any Order or Law applicable to the Company or any of its properties or assets.

(b)      The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Authority or any other Person.

(c)      Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will, except as set forth on Schedule 4.18 and except for the HSR Approval, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which the Company is a party or by which the properties or assets of the Company are bound.

Section 4.19    Accounts Receivable. All Accounts Receivable of the Company reflected in the Financial Statements and all Accounts Receivable that have arisen since December 31, 2006 (except Accounts Receivable that have been collected since such date) are valid and enforceable claims and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the Ordinary Course of Business. In the case of Accounts Receivable arising from Rental Equipment sales, such Accounts Receivable are fully collectable within 60 days of invoice. The Company has not received any written notice from third parties regarding claims asserting a valid defense, offsets, returns, allowances or credits of any kind related to the Accounts Receivable, except returns or credits which are in the Ordinary Course of Business.

Section 4.20    Affiliate Transactions. Except as disclosed on the Seller Disclosure Schedule, no Member or any director, officer or Affiliate of the Company or a Member (or any family member of (i) any Member who is an individual or (ii) any director or officer of the Company or a Member) is a party to any transaction with the Company, including any Contract or arrangement providing for the furnishing of services (other than in their capacity as officer or director) to or by, providing for rental of real property or other assets or rights or privileges to or from, or otherwise requiring payments to or from the Company or any Affiliate thereof.

Section 4.21    Inventory. The Company has good and marketable title to the Inventory free and clear of all Liens, other than Permitted Liens. The Inventory is, in the aggregate, in good condition, is suitable and usable for the purposes for which it is intended, and in a quantity and of a type consistent with the historical purchase and use of spare parts for the Company’s repair and maintenance operations.

Section 4.22    Subsidiaries. The Company does not have any subsidiaries, and does not directly or indirectly, own any capital stock of or other equity interests in any Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby each of the Members represent and warrant to Purchaser that:

Section 5.1      Organization and Standing; Authorization.

(a)      Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Holdings is an entity duly qualified to do business, and is in good standing, in each jurisdiction listed in the Seller Disclosure Schedules, which jurisdictions constitute all of the jurisdictions in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings. Holdings has the limited liability company power and authority to own, use or lease and operate its properties and assets and to carry on its business in the manner that is was conducted immediately prior to the date of this Agreement.

(b)      This Agreement has been duly executed and delivered by each Member and Holdings pursuant to all necessary authorization and is the legal, valid and binding obligation of each Member and Holdings, enforceable against such Member and Holdings in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights.

(c)      Holdings is a holding company that does not have (nor has it ever had) any assets, operations or business other than as the sole shareholder of the Company, and does not have (nor has it ever had) any Indebtedness, liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted. Holdings has no employees and is not a party to any Contracts of any nature.

Section 5.2      Capitalization and Title,

(a)      All of the outstanding Interests of Holdings are owned by the Members in the amounts listed on Schedule 1-A. All of the Interests have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the Seller Disclosure Schedule, Holdings has no outstanding membership interests, units or securities convertible or exchangeable for any Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Interests or any securities convertible into or exchangeable for its Interests or any equity appreciation rights or phantom equity plan. Except as set forth on the Seller Disclosure Schedule, Holdings is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Interests or any warrants, options or other rights to acquire its Interests. Holdings has not violated any federal or state securities laws in connection with the offer, sale or issuance of its Interests. Except as set forth on the Seller Disclosure Schedule, there are no agreements with the Members, Holdings or the Company with respect to the voting or transfer of the either of the Holdings’ Interests or with respect to any other aspect of Holdings’ affairs.

(b)      The Members (i) are the record and beneficial owners of the Interests; (ii) have full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Interests to the Purchaser; and (iii) have good and valid title to the Interests, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Purchaser will acquire good and valid title to the Interests, free and clear of all Liens, other than created at the Closing by the Purchaser in connection with any financing it receives in connection with the transactions contemplated herein.

Section 5.3      No Conflict; Required Filings and Consents.

(a)      Neither the execution and delivery of this Agreement by each of the Members and Holdings, nor the consummation by each of the Members and Holdings of the transactions contemplated herein, nor compliance by each of the Members and Holdings with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of formation, operating agreement or similar organizational document of each of the Members and Holdings, if applicable, or (ii) violate any Order or Law applicable to each of the Members and Holdings or any of their properties or assets.

(b)      The execution and delivery of this Agreement by each of the Members and Holdings does not, and the performance of this Agreement by each of the Members and Holdings will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Authority.

(c)      Neither the execution and delivery of this Agreement by each of the Members and Holdings, nor the consummation by each of the Members and Holdings of the transactions contemplated herein, nor compliance by each of the Members with any of the provisions hereof, will, except as set forth on the Seller Disclosure Schedule and except for the HSR Approval, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, create in any party the right to accelerate, terminate, modify or cancel or require any notice or consent under any Contract to which any of the Members or Holdings are a party or by which the properties or assets of Holdings are bound.

Section 5.4      No Brokers. Except for Houlihan Lokey Howard & Zukin Capital, Inc., no broker, finder or similar agent has been employed by or on behalf of Holdings or any of the Members, and no Person with which Holdings or any of the Members have had any dealings or communications of any kind, is or will be entitled to any brokerage commission, finder’s fee or any similar compensation in connection with, either directly or indirectly, this Agreement or the transactions contemplated hereby.

Section 5.5      Legal Proceedings. There are no Actions pending or, to the Knowledge of each Member, threatened against such Member or Holdings that, if adversely decided, would adversely affect such Member’s or Holdings’ performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6      Certificate of Organization and Limited Liability Company Agreement. The Members have heretofore delivered to the Purchaser a complete and correct copy of the certificate of organization and the limited liability company agreement of Holdings, each as amended to date. Holdings’ certificate of organization and limited liability company agreement are in full force and effect. Holdings is not in violation of any of the provisions of its certificate of organization and limited liability company agreement or other organizational document. The minute books (containing the records of meeting of the unitholders, the board of managers), the unit certificate books and the unit records books of Holdings furnished to Purchaser are correct and complete in all material respects.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASER

As a material inducement to the Members to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to the Members that:

Section 6.1      Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser is duly qualified to do business and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Purchaser.

Section 6.2      Authorization, Validity and Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights.

Section 6.3      No Conflict; Required Filings and Consents.

(a)      Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated herein, nor compliance by the Purchaser with any of the provisions hereof, will, except for the HSR Approval and subject to obtaining Shareholder Approval, (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws of the Purchaser, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of the Purchaser or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on the Purchaser, or (iii) violate any Order or Law applicable to the Purchaser or any of its properties or assets.

(b)      The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not, except for the HSR Approval and filings required under the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, require any consent, approval or authorization of, or filing with or notification to, any Governmental Authority.

Section 6.4      No Brokers. Except for Macquarie Capital (USA) Inc., no broker, finder or similar agent has been employed by or on behalf of the Purchaser, and no Person with which the Purchaser has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

Section 6.5      Legal Proceedings. There are no Actions pending or, to the knowledge of the Purchaser, threatened against the Purchaser that, if adversely decided, would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 6.6      Financing. As of the date hereof, the Purchaser has invested in a trust account administered by Continental Stock Transfer & Trust Company not less than $100,000,000 which, immediately prior to the Closing, will be available to the Purchaser for payment of the Total Purchase Price and Purchaser’s transaction expenses and working capital. Attached as Exhibit I is a true, correct, and complete copy of the New Credit Agreement pursuant to which the lenders identified therein have agreed to make available to the Company loan commitments totaling $170,000,000 on the terms and subject to the conditions set forth therein.

Section 6.7      No Reliance. The consummation of the transactions contemplated hereunder by Purchaser is not done in reliance upon any warranty or representation by, or information from, the Members, Holdings, the Company or the Seller Representative of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement and in any certificate or agreement required to be delivered hereunder. Such transactions are instead done entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company as well as those representations and warranties specifically set forth in this Agreement and in any certificate or agreement required to be delivered hereunder.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1      Interim Operations of the Company. Prior to the Closing Date or the earlier termination of this Agreement, except as set forth on Schedule 7.1 or as expressly contemplated by this Agreement, unless Purchaser has previously consented in writing thereto, neither Holdings nor the Company shall:

(a)      incur any Indebtedness or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for (i) Indebtedness incurred in the Ordinary Course of Business under the lines of credit as in effect on the date hereof and (ii) Indebtedness of not more than $20,000,000 incurred under the lines of credit as in effect on the date hereof solely for the purpose of payment of a cash dividend in like amount from the Company to Holdings and from Holdings to the Members (the “Recapitalization”), or make any loan or advance to any Person (other than business-related advances to employees in the Ordinary Course of Business and in an amount not in excess of $5,000 per employee or $25,000 in the aggregate);

(b)      (i) acquire, sell, license, abandon, fail to maintain or otherwise dispose of, any material property or assets (other than Rental Equipment), tangible or intangible (other than in the Ordinary Course of Business), (ii) mortgage or encumber any property or assets, other than Permitted Liens, or (iii) cancel any Indebtedness owed to or claims held by the Company (other than in the Ordinary Course of Business);

(c)      engage in any transactions with, or enter into any Contracts with, any Affiliates of the Company or any Member, or any of their members, officers or directors, except pursuant to a Contract in effect on the date hereof and disclosed pursuant to Section 4.20;

(d)      make any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;

(e)      make any amendment to its certificate of incorporation or bylaws (or equivalent organizational documents);

(f)      declare, distribute or set aside for distribution of any property (excluding cash), or directly or indirectly, redeem, purchase or otherwise acquire of any shares of capital stock;

(g)      repurchase any equity securities, or, other than in connection with the Recapitalization, effect any recapitalization, reclassification or like change in the capitalization of Holdings or the Company;

(h)      except as required by Law or by any Employee Plans, or existing contractual arrangements as in effect on the Balance Sheet Date, adopt or amend any Employee Plan or other plan, program or arrangement for the benefit of its employees, consultants or directors, or (B) grant any material increase (other than increases required under any Contract entered into before the Balance Sheet Date and annual or periodic increases in the Ordinary Course of Business, consistent with past practice) in the compensation of its employees, officers or directors (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment);

(i)      enter into, amend or terminate any labor or collective bargaining Contract of the Company, or otherwise make any commitment or incur any liability to any labor organizations;

(j)      enter into or agree to enter into any merger or consolidation with any Person, or acquire the equity securities or all or substantially all of the assets of, or otherwise make any investment in, any other Person;

(k)      enter into, terminate or modify any Material Contract, other than in the Ordinary Course of Business;

(l)      make any forward purchase commitment in excess of the requirements of the Company for normal operating purposes or at prices higher than the current market prices;

(m)      settle or compromise any Action if the amount of such settlement will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of the Company after the Closing;

(n)      make any Tax election or change in a Tax election or the filing for any change of any method of accounting with any relevant Taxing Authority, except as required by any change in Law;

(o)      implement any layoff of employees that would implicate the WARN Act;

(p)      transfer, issue or sell any equity securities or rights to purchase any equity securities of Holdings or the Company or split, combine or subdivide the capital stock or other equity securities of Holdings or the Company; or

(q)      agree, whether in writing or otherwise, to take any action described in this Section 7.1.

Section 7.2      Interim Affirmative Covenants of the Company. Prior to the Closing Date or the earlier termination of this Agreement, except as expressly contemplated by this Agreement, unless Purchaser has previously consented in writing thereto, each of Holdings and the Company shall (a) operate its business in the Ordinary Course of Business consistent with past practices; (b) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers, suppliers and independent contractors; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it.

Section 7.3      Reasonable Access; Confidentiality.

(a)      From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, Holdings and the Company shall give the Purchaser and its representatives, upon reasonable notice to the Company, reasonable access, during normal business hours, to the customers, suppliers, assets, properties, books, records, agreements and employees of the Company and permit Purchaser to make such inspections and copies as it may reasonably require and to furnish Purchaser during such period with all such information relating to the Company as Purchaser may from time to time reasonably request.

(b)      Prior to the Closing, any information provided to or obtained by Purchaser pursuant to paragraph (a) above will be subject to the Confidentiality Agreement, and must be held by Purchaser in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)      Prior to the Closing, Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

Section 7.4      HSR. Holdings and Purchaser shall, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, submit all filings required of each of them by the HSR Act (the “HSR Filing”) to the United States Department of Justice, as appropriate and thereafter provide any supplemental information requested in connection therewith pursuant to the HSR Act and make any similar filing within, to the extent reasonably practicable, a similar time frame with any other Governmental Authority for which such filing is required. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable antitrust regulation. Holdings and Purchaser shall furnish to the other such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or other applicable antitrust regulation. Holdings and Purchaser shall request early termination of the applicable waiting period under the HSR Act and any other applicable antitrust regulation. Each of Holdings and Purchaser will promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of the HSR Filing. Each of the parties will (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable antitrust regulation; and (b) not (i) extend any waiting period under the HSR Act or any applicable antitrust regulation or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other parties. Subject to Section 2.2(c), all filing fees payable in connection with the HSR Filing or under any other applicable antitrust regulation shall be borne by the Purchaser.

Section 7.5      Records. With respect to the financial books and records and minute books of Holdings and the Company relating to matters on or prior to the Closing Date from and after the Closing and for a period of five (5) years after the Closing Date, the Company (a) shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative, and (b) where there is a legitimate purpose, including an audit of a Member by the IRS or any other Taxing Authority, shall allow the Seller Representative reasonable access to such books and records during regular business hours.

Section 7.6      Responsibility to Update Disclosure. From the date hereof through the Closing Date or the earlier termination of this Agreement, each party shall promptly give written notice to the other parties of any event, condition or circumstances occurring from the date hereof through the Closing Date, which would cause any representation or warranty of the notifying party contained herein to become misleading, inaccurate or false or which would constitute a violation or breach of this Agreement or cause any Closing condition not to be satisfied (a “Supplemental Disclosure”). Provided that all Supplemental Disclosures by the Company, Holdings and/or the Members, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and Holdings any Supplemental Disclosure will be deemed accepted by Purchaser for all purposes under the Agreement, and Purchaser will not be permitted to terminate this Agreement as a result thereof. Any Supplemental Disclosure (individually or in the aggregate) that has had, or would be reasonably expected to have, a Material Adverse Effect on the Company and Holdings will not be deemed accepted by Purchaser, and Purchaser will be permitted to terminate this Agreement pursuant to Section 10.1(e).

Section 7.7      Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by and the purposes of this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all filings and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority, (b) obtaining the necessary Consents from third parties and giving all required notices to third parties, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 7.8      Proxy Statement; Special Meeting.

(a)      As soon as is reasonably practicable after the date of this Agreement, the Purchaser shall prepare and file with the Securities and Exchange Commission (“Commission”) under the Exchange Act proxy materials for the purpose of soliciting proxies from holders of Purchaser Stock to vote in favor of (i) the approval of the transactions contemplated by this Agreement (the “Purchaser Stockholder Approval”), (ii) the change of the name of the Purchaser to a name selected by the Purchaser, (iii) an amendment to remove the preamble and sections A through D, inclusive, of Article Sixth from the Purchaser’s Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth, and (v) the adoption of an Incentive Stock Option Plan or other equity incentive plan at a meeting of holders of Purchaser Stock to be called and held for such purpose (the “Special Meeting”). Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Purchaser Stock for the matters to be acted upon at the Special Meeting (the “Proxy Statement”). The Company shall use its reasonable efforts to furnish to the Purchaser all information concerning the Company as the Purchaser may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on such proxy materials, including amendments thereto, prior to their filing with the Commission and the Purchaser will not file any documents containing information that the Company has reasonably determined is incorrect or misleading and notified the Purchaser in writing thereof. The Purchaser, with the assistance of the Company, shall promptly respond to any Commission comments on such proxy materials and shall otherwise use reasonable best efforts to cause the definitive Proxy Statement to be approved by the Commission for distribution to the Purchaser’s stockholders as promptly as practicable.

(b)      As soon as practicable following the approval by the Commission of the distribution of the definitive Proxy Statement, the Purchaser shall distribute the Proxy Statement to the holders of Purchaser Stock and, pursuant thereto, shall call the Special Meeting in accordance with the applicable law and in no event more than 60 days following approval by the Commission of the Proxy Statement and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated by this Agreement and the other matters presented for approval or adoption at the Special Meeting.

(c)      The Purchaser shall comply with all applicable provisions of and rules under the federal and state (if applicable) securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Purchaser shall ensure that the Proxy Statement does not, as of the date on which the Proxy Statement is first distributed to the stockholders of the Purchaser, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement is first distributed to the stockholders of the Purchaser or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)      The Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Stock vote in favor of the approval of the transactions contemplated by this Agreement, and, subject to applicable Law and the exercise of its fiduciary duties, shall not withdraw or modify its recommendation. The Purchaser shall otherwise use its reasonable best efforts to obtain the Purchaser Stockholder Approval and the Management Members shall reasonably cooperate with the Purchaser, including attending and participating in presentation to holders of Purchaser Stock in advance of the Special Meeting.

(e)      The Company also shall cooperate with the Purchaser and use its reasonable efforts to provide all information reasonably requested by the Purchaser in connection with any application or other filing made to maintain or secure listing for trading or quotation of the Purchaser’s securities on the American Stock Exchange, Nasdaq or the Over-the-Counter Bulletin Board (“OTC BB”) following the Closing.

(f)      Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall bear and pay (i) all costs and expenses incurred in connection with (A) the preparation, filing and mailing of the Proxy Statement, including any amendments or supplements thereto, (B) the preparation, filing and mailing of any other securities filings or correspondence in connection with the transactions contemplated by this Agreement, including, without limitation, any filings made to secure listing for trading of Purchaser’s securities on the American Stock Exchange, Nasdaq, or the OTC BB, (C) calling, giving notice of, convening and holding stockholder meetings for the purpose of seeking Purchaser Stockholder Approval, and (D) the preparation, filing and mailing of any other documents or materials required solely as a direct result of the acquisition of Holdings by a public company, and (ii) all reasonable third party fees and disbursements incurred by the Company (other than accounting fees associated with preparation of financial statements to be included in the Proxy Statement) in connection with the Company’s cooperation, assistance, and review of the foregoing documentation, including, without limitation, reasonable attorney’s fees and expenses. Subject to Section 2.2(c), the Company shall bear and pay all costs and expenses incurred in connection with the preparation, delivery and review of the financial statements of the Company and Holdings to be included in the Proxy Statement (“Accounting Fees”).

Section 7.9      Public Disclosure. From the date of this Agreement until Closing or termination of this Agreement, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the Purchaser (in the case of the Company, Holdings and the Members) or the Seller Representative (in the case of the Purchaser), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.

Section 7.10   Other Actions. As promptly as practicable after execution of this Agreement (and in no event later than four business days thereafter), the Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). At least five (5) days prior to Closing, the Purchaser shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and such other information that may be required to be disclosed with respect to the transactions contemplated by this Agreement in any report or form to be filed with the Commission (“Closing Form 8-K”). The Company will be given the opportunity to review and comment upon the Signing Form 8-K and Closing Form 8-K prior to filing. Any language included in such Current Reports that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall be deemed to have been approved by the Company and may henceforth be used by the Purchaser in other filings made by it with the Commission and in other documents distributed by the Purchaser in connection with the transactions contemplated by this Agreement without further review or consent of the Seller Representative or the Company. In connection with the preparation of the Signing Form 8-K and the Closing Form 8-K, or any other statement, filing, notice or application made by or on behalf of the Purchaser and/or the Company to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, the Company and the Purchaser each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 7.11   No Securities Transactions. None of the Company, Holdings or any Member or any of their respective affiliates, directly or indirectly, shall engage in any transactions involving any securities of the Purchaser prior to the Closing. The Company shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

Section 7.12    No Claim Against Trust Fund. The Company, Holdings and each Member acknowledges that they have read the Purchaser’s final prospectus dated March 5, 2007 and understand that the Purchaser has established the Trust Fund for the benefit of the Purchaser’s public stockholders. The Company, Holdings and each Member further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by March 5, 2009, the Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, Holdings and each Member, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against the Purchaser to collect from the Trust Fund any monies that may be owed to them by the Purchaser for any reason whatsoever, and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Purchaser and the Seller Representative.

Section 7.13    Financing. Purchaser shall use its commercially reasonable efforts and do all things reasonably necessary, proper, and advisable to arrange debt financing in an amount sufficient to supplement the amount available in the Trust Fund so that there is a sufficient amount of cash to pay the Total Purchase Price as set forth in Section 2.2 and to consummate the transactions contemplated by this Agreement after deducting amounts to be paid to (i) those stockholders who both vote against the transactions contemplated hereby and elect to have their shares of Purchaser converted into a cash payment in accordance with Purchaser’s organizational documents, and (ii) the underwriters of the securities issued by Purchaser in its initial public offering as deferred underwriting discount. Holdings, the Company and the Members shall, at Purchaser’s expense, cooperate in good faith with the Purchaser in connection with such financing, and shall take such actions and deliver such documents and other materials as may reasonably be requested by the Purchaser with respect thereto.

Section 7.14    Non-compete; Non-solicit.

(a)      For a period of three years after the Closing Date, neither Kirtland nor any of its Affiliates shall, anywhere in the United States of America and Canada, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any Person other than the Purchaser or the Company or their respective Subsidiaries or Affiliates own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged in the sale of new or used lattice boom crawler cranes, or the leasing or rental of mobile cranes (including, without limitation, lattice boom crawler cranes, truck mounted cranes, all terrain cranes and/or rough terrain cranes) and stationary tower cranes (the “Company Business”). Notwithstanding the foregoing, nothing herein shall prohibit any Member or its Affiliates from being a passive owner of not more than 5% of the outstanding equity of any class of an entity which is publicly traded.

(b)      In addition to, and not in limitation of, the non-competition covenants set forth above in this Section 7.14, Kirtland agrees that, for a period of three years after the Closing Date, it will not, and shall cause its Affiliates not to, either for itself or for any other Person, directly or indirectly solicit, induce or attempt to induce any of the individuals listed on Schedule 7.14(b) to terminate his her employment or his services with the Purchaser, the Company or any Subsidiary or Affiliate thereof or to take employment with another party; provided, however, the foregoing restriction will not prohibit contact between such Person and Kirtland or an Affiliate of Kirtland that results from (A) such Person’s response to a general solicitation or advertisement that is not specifically directed or targeted to such Person, or (B) such Person’s own initiative at any time after his or her employment has been terminated by Purchaser or its Affiliate; or (ii) solicit business away from, or attempt to sell, license or provide products or services of a similar nature as the Company Business, to any customer of the Purchaser, the Company or their respective Subsidiaries and Affiliates.

(c)      Each Member acknowledges that (i) the scope and period of restrictions to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of the Purchaser, the Company and their respective Subsidiaries and Affiliates, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating the Purchaser to enter into this Agreement, to consummate the transactions contemplated hereby and to pay the Total Purchase Price.

(d)      It is the intent of the Parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

Section 7.15    New LLC Agreement. At the Closing, the Members and the Purchaser shall execute the New LLC Agreement.

Section 7.16    Employment Agreements. At the Closing, the Company and each of the Management Members shall execute an employment agreement in the form of Exhibit E (such employment agreements, collectively, the “Employment Agreements.”), and each Management Member shall have terminated his respective prior respective employment agreement or arrangement with the Company.

Section 7.17    Registration Rights Agreement. At the Closing, the Purchaser and each of the Members shall execute the Registration Rights Agreement.

Section 7.18    Company Standstill. From and after the date hereof through the Closing Date, unless and until this Agreement shall have been terminated in accordance with its terms, each of the Company, Holdings and the Members hereby agrees and shall cause their respective directors, officers, Affiliates, employees, attorneys, accountants, representatives, consultants and other agents (collectively, “Representatives”) to agree: (i) to immediately cease any existing discussions or negotiations with any Person conducted heretofore, directly or indirectly, with respect to any Business Combination involving or with respect to the Company or Holdings; (ii) not to directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any Person other than Purchaser relating to any Business Combination involving or with respect to the Company or Holdings, or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any Person other than Purchaser or its Representatives in connection with, any proposed or actual Business Combination by any Person other than Purchaser. The Company shall immediately notify Purchaser regarding any contact with any other Person regarding any proposed Business Combination.

Section 7.19    Written Notice of Events. Purchaser shall promptly notify Holdings, in writing, if at any time (i) the Purchaser believes that any condition to the obligations of the Purchaser set forth in Article VIII will not be satisfied or (ii) Purchaser or any Affiliate thereof executes or otherwise becomes party to a letter of intent or other similar documentation regarding any proposed Business Combination. The Company, Holdings and the Members hereby agree to hold in confidence, and to not make any disclosure of, any information in any notice delivered by Purchaser pursuant to this Section 7.19.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date:

Section 8.1      Representations True. The representations and warranties contained in Articles IV and V of this Agreement that are subject to materiality qualifications shall be true and correct in all respects in accordance with their terms (including the materiality qualifications) on the Closing Date as though made on the Closing Date (or on the date when made in the case at any representation or warranty which specifically relates to an earlier date). All other representations and warranties shall be true, complete and accurate in all material respects on the Closing Date as though made on the Closing Date (or on the date when made in the case at any representation or warranty which specifically relates to an earlier date).

Section 8.2      All Consents Obtained. All approvals or consents set forth on Schedule 8.2 shall have been obtained.

Section 8.3      Performance and Obligations. Each Member shall have duly performed in all material respects all obligations, covenants and agreements undertaken by each Member in this Agreement and have complied in all material respects with all terms and conditions applicable to each Member under this Agreement to be performed and complied with on or before the Closing Date.

Section 8.4      Receipt of Documents by the Purchaser. The Purchaser has received:

(a)      A certificate of the Secretary of Holdings, certifying as to the (i) certificate of organization of Holdings, (ii) the limited liability company agreement of Holdings; and (iii) the incumbency and signatures of the officers of Holdings;

(b)      A certificate of the Secretary of the Company certifying as to (i) the certificate of incorporation of the Company; (ii) bylaws of the Company and (iii) the incumbency and signatures of the officers of the Company;

(c)      The certificate of organization of Holdings and certificate of incorporation of the Company certified as of the most recent practicable date by the Secretary of State of the State of Delaware;

(d)      Certificates of good standing of the Company and Holdings as of the most recent practicable date from the Secretary of State of the State of Delaware;

(e)      Written resignations of the directors of the Company and Holdings set forth on Schedule 8.4;

(f)      The Escrow Agreement duly executed by the Seller Representative;

(g)      The New LLC Agreement duly executed by the Members;

(h)      A release in the form of Exhibit H duly executed by each of the Members;

 (i)      A duly executed certificate that complies with the requirements of Section 1445 of the Code; and

 (j)      A Lock-Up Agreement in the form of Exhibit B duly executed by each of the Management Members.

Section 8.5      Termination of Advisory Service Agreement. The Amended and Restated Advisory Service Agreement, dated as of November 30, 2005, among Holdings, the Company and Kirtland Partners Ltd. shall have been terminated in all respects, and Holdings and the Company shall have fully satisfied or discharged all of their respective obligations and liabilities thereunder.

Section 8.6      Purchaser Stockholder Approval. Purchaser Stockholder Approval shall have been obtained by the requisite vote under the laws of the State of Delaware and the Purchaser’s certificate of incorporation.

Section 8.7      Purchaser Stock. Holders constituting, in aggregate, less than twenty percent (20%) of the shares of Purchaser Stock issued in the Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with the Purchaser’s certificate of incorporation.

Section 8.8      No Litigation. No suit, action, or other proceeding is threatened or pending before any court or Governmental Authority in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement.

Section 8.9      Material Adverse Effect. No Material Adverse Effect with respect to the Company and Holdings, taken as a whole, shall have occurred since the date of this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MEMBERS

The obligations of the Members under this Agreement are, at the option of the Seller Representative, subject to satisfaction of the following conditions at or prior to the Closing Date:

Section 9.1      Representations True. The representations and warranties contained in Article VI of this Agreement that are subject to materiality qualifications shall be true and correct in all respects in accordance with their terms (including the materiality qualifications) on the Closing Date as though made on the Closing Date (or on the date when made in the case at any representation or warranty which specifically relates to an earlier date). All other representations and warranties shall be true, complete and accurate in all material respects on the Closing Date as though made on the Closing Date (or on the date when made in the case at any representation or warranty which specifically relates to an earlier date).

Section 9.2      Performance of Obligations. The Purchaser shall have duly performed in all material respects all obligations, covenants and agreements undertaken by the Purchaser in this Agreement and have complied in all material respects with all terms and conditions applicable to the Purchaser under this Agreement to be performed and complied with on or before the Closing Date.

Section 9.3      Receipt of Documents by the Seller Representative. The Seller Representative has received:

(a)      The Total Purchase Price paid in accordance with Sections 2.2 and 2.3;

(b)      The certificate of incorporation of the Purchaser certified as of the most recent practicable date by the Secretary of State of Delaware;

(c)      A certificate of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of the Purchaser in such jurisdiction;

(d)      A certificate of the Secretary of the Purchaser certifying as to (i) the certificate of incorporation of the Purchaser; (ii) bylaws of the Purchaser and (iii) the incumbency and signatures of the officers of the Purchaser;

(e)      Certified resolutions of the board of directors (or other body having similar authority) of the Purchaser approving this Agreement and authorizing the transactions contemplated by this Agreement, along with a certificate executed on behalf of the Purchaser by its Secretary certifying to the Seller Representative that such copies are true, correct and complete copies of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

(f)      The Escrow Agreement duly executed by the Purchaser; and

(g)      The Registration Rights Agreement duly executed by the Purchaser; and

(h)      The New LLC Agreement duly executed by the Purchaser.

Section 9.4      No Litigation. No suit, action, or other proceeding is threatened or pending before any court or Governmental Authority in which it will be or it is sought to obtain material damages from the Purchaser in connection with this Agreement or interfere with the consummation of this Agreement.

ARTICLE X

TERMINATION OF AGREEMENT

Section 10.1   Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)      by the mutual written consent of Purchaser and Holdings;

(b)      by Purchaser or Holdings, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to the later of (x) November 30, 2008 and (y) the date that is 260 days after delivery to Purchaser of the financial statements of the Company and Holdings to be included in the Proxy Statement (the “Termination Date”); provided, however, (i) that the right to terminate this Agreement pursuant to this Section 10.1(b) is not available to Purchaser if Purchaser’s breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time, and (ii) that the right to terminate this Agreement pursuant to this Section 10.1(b) is not available to Holdings if Holdings’, any Member’s and/or the Company’s breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c)      by Purchaser or Holdings, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable;

(d)      by Holdings, if Purchaser (i) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it or (ii) there exists a breach of any representation or warranty of Purchaser contained in this Agreement, which in the case of both (i) and (ii) above, has prevented or is reasonably likely to prevent the satisfaction of any condition to the obligations of the Members at the Closing and such breach or failure to perform is not cured within ten (10) days after receipt of written notice thereof or is incapable of being cured on or prior to the Termination Date;

(e)      by Purchaser, (w) if Holdings, the Company or any Member (i) has breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them or (ii) there exists a breach of any representation or warranty of Holdings, the Company or the Members contained in this Agreement, which in the case of both (i) and (ii) above, has prevented or is reasonably likely to prevent the satisfaction of any condition to the obligations of the Purchaser at the Closing and such breach or failure to perform is not cured within ten (10) days after receipt of written notice thereof or is incapable of being cured on or prior to the Termination Date, (x) in the event a Material Adverse Effect with respect to the Company and Holdings shall have occurred since the date of this Agreement, (y) if the testing required pursuant to the final “Investigation Work Plan” (as defined in, and as adopted pursuant to Section 4 of, the Compliance Agreement) shall not have been completed in accordance with the Compliance Agreement prior to September 1, 2008, or (z) if Rental EBITDA for any of the fiscal years ended December 31, 2005, 2006 or 2007, based on the GAAP audited consolidated financial statements of Holdings for such fiscal years to be included in the Proxy Statement, is less than ninety-five (95%) percent of Reported Rental EBITDA for the applicable fiscal year;

(f)      by either the Purchaser or Holdings if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Purchaser Stock required under the Purchaser’s certificate of incorporation, or the holders constituting, in aggregate, 20% or more of the number of shares of Purchaser Stock issued in the Purchaser’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Purchaser Stock held by them into cash in accordance with the Purchaser’s certificate of incorporation;

(g)      by the Purchaser, upon written notice to Holdings, if at any time the Purchaser reasonably believes that any condition to the obligations of the Purchaser set forth in Article VIII will not be satisfied, other than for the reasons set forth in Section 10.1(e) above; or

(h)      by Holdings, upon written notice to Purchaser, at any time following receipt by Holdings of a notice contemplated by Section 7.19(i); or

(i)      by Holdings if, other than as a result of the occurrence of a Material Adverse Effect with respect to the Company and Holdings, (i) the Board of Directors of the Purchaser fails to include a recommendation that the Purchaser stockholders approve the transactions contemplated by this Agreement in the Proxy Statement or (ii) the Board of Directors of the Purchaser withdraws or modifies, in any manner materially adverse to the Company, Holdings or the Members, the Purchaser’s Board of Directors recommendation that the Purchaser stockholders approve the transactions contemplated by this Agreement.

Section 10.2    Termination Fee. If, subsequent to a termination of this Agreement by Purchaser pursuant to Section 10.1(g) or by Holdings pursuant to Section 10.1(d), Section 10.1(h) or Section 10.1(i), the Purchaser or any Affiliate thereof consummates a “Business Combination” (as defined in the Purchaser’s certificate of incorporation), the Purchaser shall pay to the Company a termination fee in the amount of $4,000,000 (the “Termination Fee”) in full satisfaction of any and all claims which the Company, Holdings and any Member may have against the Purchaser or its respective officers, directors, shareholders or Affiliates as a result of or arising out of the termination of this Agreement.

Section 10.3    Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement will become void and have no effect, without any liability or obligation on the part of any of the parties hereto, other than the provisions of Sections 7.3(b) and 7.3(c), Section 10.2 and 10.3 and Article XIII will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any breach by such party of its covenants or agreements set forth in this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1    Survival. The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing Date, provided that the representations and warranties will survive only until the later of (a) the date which is thirty (30) days following completion of the Purchaser’s consolidated audited financial statements for the fiscal year in which the Closing Date occurs (provided, that such date shall not occur later than six (6) months following the end of such fiscal year), and (b) the one year anniversary of the Closing Date (the “Survival Period”), at which point such representations and warranties and any claim for reimbursement out of the Escrow Fund will terminate, except for any then-pending Claims made by such termination date in accordance with Section 11.7.

Section 11.2    Indemnification by the Purchaser and the Company.

(a)      Subject to Sections 11.1, 11.5, 11.6 and 11.7 of this Agreement, from and after the Closing, the Purchaser and the Company, jointly and severally, will indemnify and hold harmless the Members and their respective successors and permitted assigns, and their officers, employees, directors, managers, members, partners, heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all Losses incurred by any of the Seller Indemnitees based upon (i) any breach of or inaccuracy in the representations and warranties of the Purchaser contained in this Agreement or any agreements or documents executed and delivered by the Purchaser in connection herewith, and (ii) any breach of the covenants or agreements of the Purchaser contained in this Agreement or any agreements or documents executed and delivered by the Purchaser.

(b)      Except as otherwise provided herein, any indemnification of the Seller Indemnitees pursuant to this Section 11.2 shall be effected by wire transfer of immediately available funds from Purchaser or the Company to an account(s) designated by the applicable Seller Indemnitee, within ten (10) days after the final determination thereof.

Section 11.3    Reimbursement from the Escrow Funds and Indemnification by the Members.

(a)      Subject to Sections 11.1, 11.4, 11.5, 11.6 and 11.7 of this Agreement, from and after the Closing, the Purchaser and the Company and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and shareholders (collectively, the “Purchaser Indemnitees”) shall be entitled to indemnification and reimbursement from the Escrow Fund for the amount of any and all Losses incurred by any of the Purchaser Indemnitees based upon (i) any breach of or inaccuracy in the representations and warranties of the Members, the Company or Holdings contained in this Agreement or any agreements or documents executed and delivered by the Members, the Company or Holdings in connection herewith, (ii) any breach of the covenants or agreements of the Members contained in this Agreement or any agreements or documents executed and delivered by the Members, the Company or Holdings in connection herewith (other than for breaches of the covenants and agreements set forth in Section 7.14 and for the covenants and agreements contained in the Employment Agreements), (iii) any Indebtedness of the Company or Holdings in existence immediately prior to the Closing (other than Funded Indebtedness in the amount(s) specified in the payoff instruction letter delivered to the Purchaser in accordance with Section 2.2(c), (iv) any Pre-Closing Taxes of Holdings or the Company notwithstanding any Tax-related disclosures appearing on the Seller Disclosure Schedules, (v) any Losses incurred by the Company or the Purchaser after the Closing in connection with the completion of the final “Remediation Work Plan” (as defined in, and as adopted pursuant to Section 5 of, the Compliance Agreement) to the extent in excess of the amount of any funds placed into escrow pursuant to Section 6 of the Compliance Agreement and (iv) any payments to any Person which would have the effect of reducing the amount of the Company’s liability set forth in the line item entitled “Accounts Payable Other - State Tax Refund” as set forth on the Closing Balance Sheet.

(b)      Subject to Sections 11.1, 11.4, 11.5, 11.6 and 11.7 of this Agreement, the breaching Member shall (based on such Member’s Pro Rata Portion as set forth on Schedule A) indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses incurred by any of the Purchaser Indemnitees based on any breach of the covenants and agreements set forth in Section 7.14. With regard to indemnification pursuant to this Section 11.3(b), the Purchaser Indemnitees shall seek indemnification solely from the breaching Member. In no case will any Member be liable under this Section 11.3(b) for any Losses in excess of the proceeds received by such Member pursuant to this Agreement.

(c)      Except as otherwise provided herein, any indemnification and reimbursement of the Purchaser Indemnitees pursuant to Sections 11.3(a) or (b) shall be effected by wire transfer of immediately available funds from the Escrow Agent or the Members, as applicable, to an account(s) designated by the applicable Purchaser Indemnitee, within ten (10) days after the final determination thereof, pursuant to the Escrow Agreement.

Section 11.4   Dollar Limits. Notwithstanding anything to the contrary contained in this Article XI or elsewhere in this Agreement, the Purchaser Indemnitees shall not have a right to indemnification and reimbursement under clause (i) of Section 11.3(a) (other than with respect to the Fundamental Representations) unless and until the aggregate amount of all such Losses sustained by the Indemnitees exceeds $1,000,000, in which case, the Purchaser Indemnities shall be entitled to indemnification and reimbursement solely from the Escrow Funds for the amount of all Losses in excess of $500,000 (including Losses aggregated in reaching such $1,000,000 threshold); provided that the total amount of such right to indemnification and reimbursement will not exceed the Escrow Amount.

Section 11.5    Exclusive Remedy. Other than for Losses arising as a result of fraud, and other than as set forth in the Compliance Agreement, the parties agree that, from and after the Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification and reimbursement obligations of the parties set forth in this Agreement.

Section 11.6    Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary:

(a)      No Indemnitee shall be entitled to reimbursement and indemnification pursuant to Sections 11.2 or 11.3 on account of any Losses to the extent (i) any such Losses are covered by any insurance or other third party proceeds and (ii) such Indemnitee actually receives such proceeds; provided that an Indemnitee shall make commercially reasonable efforts to seek recovery under any insurance policy. Notwithstanding anything herein to the contrary, an Indemnitee may pursue recovery hereunder prior to the resolution of any such insurance claim, and the Indemnifying Party shall pay to the Indemnitee such amounts as it would otherwise be obligated to pay to such Indemnified Party without regard to this Section 11.6(a) and prior to such time as such Indemnitee has determined whether such Losses are covered (or not covered) by insurance held by such Indemnitee. In the event the Indemnitee receives any amounts paid by such insurance in connection with Losses for which such Indemnitee received reimbursement and indemnification from any Indemnifying Party, the Indemnitee shall pay such amounts (up to the amount of Losses for which reimbursement and indemnification was actually made) to such Indemnifying Party.

(b)      Notwithstanding anything to the contrary contained in this Agreement, there shall be no right to reimbursement and indemnification to the extent (and only to the extent) the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter has been taken into account in the final determination of the Working Capital and/or the Working Capital Adjustment.

Section 11.7    Procedures.

(a)      Notice of Losses by an Indemnitee. Subject to Section 12.5 with respect to Tax Matters, as soon as reasonably practicable after an Indemnitee has Knowledge of any claim that it has under this Article XI that may result in a Loss (a “Claim”), the Indemnitee shall give written notice thereof (a “Claims Notice”) to the Indemnifying Party. The parties hereby agree that any notice required to be provided to the Members shall be sent to the Seller Representative pursuant to Section 13.7 hereof. A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee; provided if the Indemnifying Party is not satisfied with the detail contained in any Claims Notice it shall request in writing additional detail from the Indemnitee. No delay in or failure to give a Claims Notice by the Indemnitee to the Indemnifying Party pursuant to this Section 11.7(a) will adversely affect any of the other rights or remedies that the Indemnitee has under this Agreement, or alter or relieve the Indemnifying Party of its obligations under this Agreement except to the extent (and then only to the extent that) that the failure to give notice causes the Indemnifying Party to suffer Losses for which it is obligated to be materially greater than such Losses would have been had the Indemnitee given the Indemnifying Party prompt notice hereunder. The Indemnifying Party shall respond to the Indemnitee (a “Claim Response”) within ten (10) Business Days (the “Response Period”) after the date that the Claims Notice is received by the Indemnifying Party. Any Claim Response must specify whether or not the Indemnifying Party disputes the Claim described in the Claims Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnitee shall promptly meet and use their reasonable efforts to settle the dispute. If the Indemnifying Party and the Indemnitee are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then the dispute shall be submitted by either party to arbitration in accordance with Section 11.9.

(b)      Opportunity to Defend Third Party Claims. Except as set forth in Section 12.5 with respect to Tax Matters, in the event that any claim by a third party against an Indemnitee for which indemnification and reimbursement, as applicable, is sought by an Indemnitee, the Indemnifying Party has the right, exercisable by written notice to the Indemnitee, within ten (10) Business Days of receipt of a Claims Notice from the Indemnitee to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense as provided in this Section 11.7(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 11.7(b) and to the extent that such Claim is subject to indemnification and reimbursement under this Agreement, the Indemnitee may continue to defend such claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article XI) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense. Notwithstanding the foregoing, regardless of which party controls the defense of a claim, such party shall have an obligation to keep the other party informed as to the progress and status of such claim and to provide such other party with such information about the claim as it shall reasonably request.

(c)      Settlement. Prior to agreeing to any settlement of, or the entry of any judgment arising from, any Claim, the party controlling the defense of such Claim shall give the other party at least ten (10) days to consent to such settlement or entry of judgment and shall provide the other party with all information as such other party shall reasonably request in order to evaluate the settlement or entry of judgment. The party controlling the defense shall not agree to any settlement of, or the entry of any judgment arising from, any Claim unless it receives the consent of the other party, which consent may not be unreasonably withheld or delayed, unless (i) the sole relief provided is monetary damages to be paid by the party controlling the defense, and (ii) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim (other than liability for payment of any amounts in connection with such settlement).

(d)      Notwithstanding the foregoing, this Section 11.7 shall not apply to claims pursuant to Section 11.3(a)(v) hereof, which shall be governed exclusively by the terms of the Compliance Agreement.

Section 11.8    Adjustments to the Total Purchase Price. Any payments or indemnification and reimbursement made pursuant to this Article XI shall be treated by the parties hereto as an adjustment to the Total Purchase Price, unless otherwise required by Law.

Section 11.9    Dispute Resolution. Should the Purchaser and the Members be unable to resolve any dispute under this Article XI, such dispute shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining. The award(s) rendered by the arbitrators in accordance with this provision shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. All arbitration proceedings or hearings shall utilize New York law and shall be conducted in New York, New York. The Members may join any other party in the arbitration proceedings that the Members determine is necessary to reach a complete adjudication of any disputes arising under this Article XI. The failure of either Purchaser or the Members to comply with the provisions of the foregoing shall be in contravention of the parties’ express intention to implement this alternative means of dispute resolution, shall constitute a breach of these provisions, and the Purchaser and the Members expressly stipulate that any court having jurisdiction over the parties shall be empowered to immediately enjoin any proceeding commenced in contravention of this Section 11.9 and the party failing to comply with these provisions shall reimburse the other parties for all costs and expenses (including legal fees) incurred in enforcing these provisions. Notwithstanding the foregoing, this Section 11.9 shall not apply to claims pursuant to Section 11.3(a)(v) hereof, which shall be governed exclusively by the terms of the Compliance Agreement.

ARTICLE XII

TAX MATTERS

Section 12.1   Cooperation on Tax Matters. The Purchaser and the Seller Representative shall cooperate fully as and to the extent reasonably requested by any of the other above-named parties, in connection with the filing of Tax Returns pursuant to this Article XII and any audit, litigation or other proceeding with respect to any Taxes. Such cooperation shall include the retention and (upon request of any of the above-named parties) the provision of records and information which are reasonably relevant to any Tax, Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser agrees to cause Holdings and the Company to retain all books and records with respect to Tax matters pertinent to Holdings or the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with Taxing Authority and to give the Seller Representative reasonable written notice prior to transferring, destroying or discarding such books and records, and, if the Seller Representative so requests, the Company or Holdings, as the case may be, shall allow the Seller Representative to take possession of such books and records.

Section 12.2   Pre-Closing Period Tax Returns. The Purchaser shall prepare, or cause to be prepared, all Pre-Closing Period Tax Returns of Holdings and the Company which are filed after the Closing Date, which Tax Returns shall be prepared in accordance with the past practices and customs of Holdings and the Company, respectively, unless otherwise required by applicable Law. At least thirty (30) days prior to the due date for the filing of such Tax Returns, the Purchaser shall deliver the Pre-Closing Tax Returns to the Seller Representative for review and comment. The Seller Representative shall provide comments to such Pre-Closing Tax Return within fifteen (15) days of its receipt of such Pre-Closing Tax Returns. The Purchaser shall make, or cause to be made, all reasonable changes requested by the Seller Representative that are consistent with the past practices and customs of Holdings or the Company, as the case may be, to the extent allowable under applicable Law.

Section 12.3    Straddle Period Tax Returns. The Purchaser shall prepare, or cause to be prepared, all Straddle Period Tax Returns of Holdings and the Company; provided, however, that all such Straddle Period Tax Returns shall be prepared by treating items on such Straddle Period Tax Returns in a manner consistent with the past practices and customs of Holdings and the Company, respectively, with respect to such items unless otherwise required by applicable Law. At least thirty (30) days prior to the due date of such Straddle Period Tax Returns, the Purchaser shall deliver such Straddle Period Tax Returns to the Seller Representative for review and comment. The Seller Representative shall provide comments to such Straddle Period Tax Returns within fifteen (15) days of its receipt of such Straddle Period Tax Returns. The Purchaser shall make, or cause to be made, all reasonable changes requested by the Seller Representative that are consistent with the past practices and customs of Holdings or the Company, as the case may be, to the extent allowable by applicable Law.

Section 12.4    Intentionally Omitted.

Section 12.5   Tax Controversies. The Purchaser shall promptly notify the Seller Representative of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period or a Straddle Period for which the Purchaser Indemnitees may be entitled to a right of indemnification and reimbursement from the Escrow Fund pursuant to Section 11.3 (such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Seller Representative, at its sole expense, shall have the authority to represent the interests of Holdings or the Company, as the case may be, and shall have control of the defense, compromise or other resolution of any Tax Matter with respect to a Pre-Closing Period of Holdings or the Company; provided, however, that the Purchaser shall be entitled to participate in any such Tax Matter at its own expense and the Seller Representative shall obtain the prior written consent of the Purchaser prior to settling any such Tax Matter but only to the extent such settlement may affect Holdings or the Company in any taxable period that ends after the Closing Date, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller Representative shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of such Tax Matter. With respect to Tax Matters involving a Straddle Period for which the Purchaser Indemnitees may be entitled to a right of indemnification and reimbursement from the Escrow Fund pursuant to Section 11.3, the Seller Representative and the Purchaser shall jointly control the defense of such Tax Matter and neither may settle any such Tax Matter without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 12.6   Amendments to Tax Returns. None of Holdings, the Purchaser or the Company shall amend, refile, or otherwise modify any Tax Return for a Pre-Closing Period, or waive or extend any limitation period with respect to such Tax Returns without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed or denied. None of Holdings, the Purchaser or the Company shall amend, refile, or otherwise modify any Tax Return for a Straddle Period (but only to the extent that such modifications relate to the amounts allocable to the portion of the Straddle Period ending on the Closing Date), or waive or extend any limitation period with respect to such Straddle Period Tax Returns unless required by applicable Law or to prevent an assessment of Tax or with the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed, or denied.

Section 12.7   Tax Refunds. Any Tax refunds that are received by Holdings, the Purchaser or the Company, and any amounts credited against any Tax to which Holdings, the Purchaser or the Company becomes entitled, of Taxes that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Members and the Purchaser shall pay over to the Seller Representative any such refund or the amount of such credit within fifteen (15) days after receipt or entitlement thereto.

Section 12.8   No Code Section 338 Election. The Purchaser shall not make, or cause to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 12.9   Taxation of Holdings After the Closing. The parties agree to elect to treat Holdings as a corporation for federal, state and local Tax purposes, effective as of the day after the Closing Date. The parties agree to cooperate on all actions necessary to effectuate such election (including, but not limited to, filing a “check-the-box” election on Form 8832 or any successor thereto).

ARTICLE XIII

MISCELLANEOUS AND GENERAL

Section 13.1    Seller Representative.

(a)      Appointment. The Seller Representative is hereby constituted and appointed as the true and lawful agent, proxy and attorney in fact for and on behalf of the Members for all purposes of this Agreement and the transactions described herein. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Member and his or its successors and assigns, to (i) interpret the terms and provisions of this Agreement; (ii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement; (iii) receive service of process in connection with any claims under this Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the sole judgment of the Seller Representative for the accomplishment of the foregoing, including, without limitation, taking all such actions as may be necessary under Article XI hereof, (v) give and receive notices and communications; (vi) receive all or any portion of the Total Purchase Price or any other amounts due to the Members hereunder; and (vii) take all actions necessary or appropriate in the sole judgment of the Seller Representative on behalf of the Members in connection with this Agreement.

(b)      Successors. The Seller Representative may be changed by the holders of a majority of the Members based on their Pro Rate Share from time to time upon not less than ten (10) days’ prior written notice to the Purchaser. The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to the Purchaser and the Members. A successor Seller Representative will be named by a majority of the Members based on their Pro Rata Share. All power, authority, rights and privileges conferred herein to the Seller Representative will apply to any successor Seller Representative.

(c)      Liability. The Seller Representative will not be liable to any Members for any act done or omitted under this Agreement as the Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such faith.

(d)      Reliance. From and after the Closing Date, the Purchaser is entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and agrees to deal with the Seller Representative on an exclusive basis. A decision, act, consent or instruction of the Seller Representative constitutes a decision of the Members. Such decision, act, consent or instruction is final, binding and conclusive upon each Member. The Purchaser may rely conclusively upon any decision, act, inaction, consent or instruction of the Seller Representative. Notices or communications to or from the Seller Representative will constitute notice to or from each of the Members.

(e)      Payment. Each Member agrees that upon payment by or on behalf of the Purchaser to or at the direction of the Seller Representative of any amount pursuant to the terms of this Agreement, such payment shall be deemed to have been paid directly to the Members and the Purchaser shall have no further obligation to the Members (and the Members shall not have any claim against the Purchaser or any of its Affiliates) with respect to such payment.

Section 13.2   Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein; provided, however, if the Closing occurs, all Transaction Expenses shall be paid in accordance with Section 2.2(c), and provided, further, however, that upon the earlier of (i) the Closing or (ii) the termination of this Agreement, Purchaser shall reimburse the Sellers for up to $25,000 of legal fees and expenses incurred by the Sellers’ counsel in connection with the review and execution of the New Credit Agreement and the documents ancillary thereto.

Section 13.3   Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (collectively, the “Transfer Taxes”) incurred in connection with the consummation of the transaction contemplated by this Agreement shall be paid by the Purchaser.

Section 13.4   Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs or successors, as the case may be, and assigns, but is not assignable by any party without the prior written consent of the other parties.

Section 13.5   Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

Section 13.6   Further Assurances. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

Section 13.7   Notices. All notices, requests, demands and other communications to be given under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon delivery of a telephonic facsimile transmission (with confirmation of such delivery), or (iii) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by any party to the others) as follows:

If to the Purchaser:	Hyde Park Acquisition Corp. 461 Fifth Avenue, 25 Floor New York, NY 10017 Attn: Laurence S. Levy and Edward Levy Fax: (212) 644-6262

with a copy to:	Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Attention: Todd J. Emmerman Fax: (212) 940-8776

If to the Seller Representative:	KCP Services LLC 3201 Enterprise Parkway, Suite 200 Beachwood, OH 44122 Attention: Michael DeGrandis Fax: (216) 593-0240

with a copy to:	Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Attention: Charles W. Hardin, Jr. Fax: (216) 579-0212

Section 13.8    Complete Agreement. This Agreement and the Schedule and Exhibits hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

Section 13.9   Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

Section 13.10  Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative and the Purchaser; provided, however, that no amendment may be made that is prohibited by any Law.

Section 13.11  Waiver. At any time prior to the Closing Date, the Seller Representative and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Seller Representative and the Purchaser.

Section 13.12  Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its rules of conflict of laws.

Section 13.13  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

Section 13.14  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument.

Section 13.15  Officers and Directors Indemnification; Insurance.

(a)      For six years after the Closing Date, the Purchaser shall cause Holdings and the Company (and any of their respective successors) to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Holdings and the Company to the same extent such persons are indemnified or have the right to advancement of expenses as of the Closing Date by Holdings or the Company pursuant to Holdings’ or the Company’s, as the case may be, operating agreement, articles of organization or bylaws (or equivalent organizational documents), for acts or omissions occurring at or prior to the Closing Date. The foregoing obligation shall not apply to any claim or liability for which Holdings or the Company would be prohibited from indemnifying and holding harmless such director, officer or employee against under applicable law. For six years after the Closing Date, the Purchaser shall cause Holdings and the Company (and any of their successors) not to amend, restate or otherwise modify any of their respective operating agreements, articles of organization or bylaws (or equivalent organizational documents) in any manner that would adversely impact or otherwise limit, in any material respect, the rights of the directors, officers and employees of Holdings or the Company as described in this Section 13.15.

(b)      For six years after the Closing Date, Purchaser shall maintain in effect directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by Holdings’ or the Company’s comparable insurance policies on terms with respect to such coverage and amount no less favorable to the insured than those of such current insurance coverages. Prior to the Closing Date, Purchaser shall deliver to the Seller Representative reasonable evidence of the continuation as aforesaid of such insurance coverages.

(c)      The provisions of this Section 13.15 are intended to be for the benefit of, and will be enforceable by, each indemnified party or insured person, his or her heirs and his or her representatives and are in additional to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

Section 13.16 Intentionally Omitted.

Section 13.17 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the Members in accordance with their specific terms or were otherwise breached by the Members, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that Purchaser will be entitled to specific performance of the terms hereof. The parties waive any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing in this Section 13.17 will affect the right of any of the parties to seek recovery against any party hereto, at Law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties after the Closing Date.

Section 13.18 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR ANY AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Purchaser, the Company, Holdings, the Members and the Seller Representative have executed, or have caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

HYDE PARK ACQUISITION CORP.

By: /s/ Laurence S. Levy
Print Name: Laurence S. Levy
Title: Chief Excutive Officer

ESSEX CRANE RENTAL CORP.

By: /s/ Ronald L. Schad
Print Name: Ronald L. Schad
Title: CEO / President

ESSEX HOLDINGS LLC

By: /s/ Ronald L. Schad
Print Name: Ronald L. Schad
Title: CEO / President

MEMBERS:

KIRTLAND CAPITAL PARTNERS III L.P.

By:	Kirtland Partners Ltd., its general partner

By: /s/ John G. Nestor
Print Name: John G. Nestor
Title: President

KIRTLAND CAPITAL COMPANY III LLC

By:	Kirtland Partners Ltd., its managing member

By: /s/ John G. Nestor
Print Name: John G. Nestor
Title President

Martin A. Kroll /s/ Martin A. Kroll

Ronald L. Schad /s/ Ronald L. Schad

William L. Erwin /s/ William L. Erwin

William J. O’Rourke /s/ William J. O’Rourke

SELLER REPRESENTATIVE:

KCP SERVICES LLC

By:	Kirtland Capital Corporation, its managing member

By: /s/ Michael T. DeGrandis
Print Name: Michael T. DeGrandis
Title: CFO

SCHEDULE 1

As stated in the Report of Independent Auditors issued by PricewaterhouseCoopers, the financial statements of the Company are “prepared in accordance with GAAP except for modifications specified below.” The financial report refers to Note #1 of the financial statement for these descriptions. Summarized below are the differences.

1.
When Holdings acquired the Company, Holdings allocated the purchase price between tangible assets and goodwill. The total cost of the acquisition of $169,352,174 was allocated to an opening balance sheet goodwill amount of $68,259,591 and then the remainder of $101,092,583 was allocated among the net tangible assets acquired based on their fair values. This resulted in $94,000,000 being allocated to all of the land, buildings, equipment and rental equipment acquired. The implications are as follows:

(a)      Under GAAP on the date of acquisition there would have been no goodwill related to the acquisition since the appraised fair value of the assets on the date of acquisition was over $240 million and in excess of the total purchase price. As a result there would be no amortization of goodwill under GAAP because there would have been no goodwill.

(b)      The property and equipment would have been assigned the entire purchase price allocated to goodwill under GAAP.

(c)      The property and equipment is depreciated on a much accelerated basis under the Internal Revenue Service Regulations by using the modified accelerated cost recovery system depreciation method. As an example, a new crawler crane under this system is 100% depreciated within 6 years which on a GAAP basis this would be significantly longer on these assets that last more than 40 years when properly maintained.

2.
The original purchase price had no value allocated to the spare parts inventory because there was no perpetual inventory system at the date of acquisition and there were more than 10,000 part numbers located in several yard warehouses. Since the acquisition, new real-time systems have been implemented and a physical inventory has been taken. However, the Company had to continue the policies of its predecessor post acquisition because of the lack of systems at that time. Accordingly, the purchase of spare parts inventory continues to be expensed at the time of purchase and is not capitalized in the financial statements. The values and quantities are however tracked in the real-time ERP subsystem and general ledger.

3.	The accounting for interest rate swap’s has been done on a cash basis, not in accordance with GAAP.

4.	Accounting for income taxes, does not follow GAAP accounting and footnote disclosures.

5.
Accounting for Information Systems Equipment and Software as noted in the financial statement footnotes “certain costs have been expensed under the modified tax basis approach that would otherwise have been capitalized under generally accepted accounting principles in the United States of America as determined by SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” These costs have been amortized on a basis of three years straight line.

Exhibit A

Current Assets

Cash: Cash will include cash collected by the Company that is in the banking system but is unavailable because of float.

Accounts Receivable: Accounts Receivable will exclude receivables from the sale of Rental Equipment.

Prepaid Expenses: Prepaid expenses will exclude any prepaid transaction costs incurred related to the proposed sale of the Company.

Spare Parts Inventory: Spare Parts Inventory will be excluded from the determination of Working Capital.

Current Liabilities:

Accounts Payable: Accounts Payable will exclude (i) payables related to the purchase of Rental Equipment and (ii) $125,058.29 on account of the line item entitled “Accounts Payable Other - State Tax Refund.” Accounts Payable will include (i) outstanding checks at the Closing Date and (ii) payables with respect to transaction costs related to the proposed sale of the Company but not treated at the Closing as Transaction Expenses.

Interest Payable: Accrued Interest Payable will be excluded from the determination of Working Capital.

Accrued Management Fees: Accrued Management Fees will be excluded from the determination of Working Capital.

Accrued Board of Director Fees: Accrued Board of Director Fees will be excluded from the determination of Working Capital.

Other Accrued Expenses: Accrued bonuses will be included in the determination of Working Capital to the extent in excess of the Bonus Amount.

Accrued Vacation: For the avoidance of doubt the vacation accrual in the Closing Working Capital will be an amount not lower than $185,000.